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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 7)*

ACCENTURE LTD
— — — — — — — — — — — — — — — — — — — —
(Name of Issuer)

Class A common shares, par value $0.0000225 per share
— — — — — — — — — — — — — — — — — — — —
(Title of Class of Securities)

G1150G 11 1
— — — — — — — — — — — — — — — — — — — —
(CUSIP Number)

Douglas G. Scrivner
1661 Page Mill Road
Palo Alto, California 94304
(650) 213-2000
— — — — — — — — — — — — — — — — — — — —
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 1, 2004
— — — — — — — — — — — — — — — — — — — —
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. / /

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1746 (11-03)

CUSIP No. G1150G 11 1
---------------------------------------------------------------------------------------------------------------------
1.    Names Of Reporting Persons.
      I.R.S. Identification Nos. of Above Persons (Entities Only).

      Each of the person identified on Appendix A.
---------------------------------------------------------------------------------------------------------------------
2. Check the Appropriate Box if a Member of a Group (See Instructions)

   As to a group consisting solely of Voting Provision Persons (1)  (a)     [X]

   As to a group consisting of persons other than Voting Provision
   Persons                                                          (b)     [X]
---------------------------------------------------------------------------------------------------------------------
3.    SEC Use Only

---------------------------------------------------------------------------------------------------------------------
4.    Source of Funds (See Instructions)

      OO as to Voting Provision Shares (1), PF as to Non-Voting Provision Shares (2)

      (Applies to each person listed on Appendix A)
---------------------------------------------------------------------------------------------------------------------
5.    Check if Disclosure of Legal Proceedings Is Required Pursuant
      to Items 2(d) OR 2(e)                                               [_]

      (Applies to each person listed on Appendix A)
---------------------------------------------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

      As indicated on Appendix A
---------------------------------------------------------------------------------------------------------------------

                     7        SOLE VOTING POWER (See Item 6)

                              As to Voting Provision Shares:  0

                              As to Non-Voting Provision Shares:  less than 0.01%
NUMBER OF                     of the outstanding Common Shares (3)
SHARES               ------   ------------------------------------------------------------------
BENEFICIALLY         8        SHARED VOTING POWER (See Item 6)
OWNED BY
EACH                          As to Voting Provision Shares:  94,633,487
REPORTING
PERSON                        As to Non-Voting Provision Shares: less than 0.01%
WITH                          of the outstanding Common Shares (3)
                     ------   ------------------------------------------------------------------
                     9        SOLE DISPOSITIVE POWER (See Item 6)

                              As to Voting Provision Shares:  less than 1% of
                              the outstanding Common Shares

                              As to Non-Voting Provision Shares:  less than0.01%
                              of the outstanding Common Shares (3)

                     ------   ------------------------------------------------------------------
                     10       SHARED DISPOSITIVE POWER (See Item 6)

                              As to Voting Provision Shares:   0

                              As to Non-Voting Provision Shares: less than 0.01%
                              of the outstanding Common Shares
---------------------------------------------------------------------------------------------------------------------

11.   Aggregate Amount Beneficially Owned by Each Reporting Person

      101,246,698 (4) (5)
---------------------------------------------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes
      Certain Shares (See Instructions)                                 [X]

---------------------------------------------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

      17.5% (5)
---------------------------------------------------------------------------------------------------------------------
14.   Type of Reporting Person (See Instructions)

OO as to the persons listed on Appendix A under the caption "Stichtings";
IN as to all other persons listed on Appendix A

NOTES:
(1) For a definition of this term, please see Item 2.

(2) For a definition of this term, please see Item 3.

(3) For a definition of this term, please see Item 1.

(4) Excludes Class A common shares of Accenture Ltd that Voting Provision
    Persons may acquire upon redemption or exchange of Class I common shares issued by Accenture SCA or exchangeable shares issued by Accenture Canada
    Holdings Inc. Each Voting Provision Person that holds Class I common shares issued by Accenture SCA or exchangeable shares held by Accenture Canada
    Holdings Inc. generally also holds an equal number of Class X Common Shares, par value $0.0000225 per share, of Accenture Ltd that are subject to the voting provision of the Voting Agreement described herein and are reported in the statement of Schedule 13D filed by the Voting Provision Persons relating to the Class X common shares. Accenture Ltd has disclosed that it will redeem Class X common shares upon redemption or exchange of exchangeable shares issued by Accenture Canada Holdings Inc.

(5) Includes 6,613,211 Non-Voting Provision Shares held by Voting Provision
    Persons which each Voting Provision Person may be deemed to beneficially own by application of Rule 13d-5(b)(1). Of that number, 5,775,747
    Non-Voting Provision Shares are represented by the beneficial ownership through equity awards (options and restricted share units) that are exercisable, or the underlying shares in respect thereof are deliverable, currently or within 60 days and, upon any such exercise, or upon delivery of such underlying shares, it is expected that up to 4,864,666 of such shares will constitute Voting Provision Shares. Each Voting Provision
    Person disclaims beneficial ownership of common shares held by each other
    Voting Provision Person.

CUSIP NO. G1150G 11 1

 --------------------------------------------------------------------------------------------------------------------- Appendix A

   Item 1                                                          Item 6
Names of Reporting Persons                                 Citizenship

Aalbregtse, R John                                       United States
Abberton, David A                                        Australia
Abbosh, Oday                                             United Kingdom
Abbosh, Omar                                             United Kingdom
Abigail, George                                          United States
Abiuso, Carmela A                                        United States
Abood, David J                                           United States
Acevedo Frias, Fernando                                  Spain
Adams, Alton L                                           United States
Adelman, Michelle R                                      United States
Adkins, Kedrick D                                        United States
Adler, Greg S                                            United States
Adriao, Paula                                            Portugal
Aerts, Kees C                                            The Netherlands
Ahlstrom, Scott K                                        United States
Ahrens, Darrin E                                         United States
Aizawa, Toshihiko                                        Japan
Ake, Kennet W                                            United States
Alairys, Tamara D                                        United States
Al-Ani, Ayad                                             Germany
Albuquerque, Sebastiao C G                               Portugal
Alcobia, Jose Jorge                                      Portugal
Alcoverro, Alejandro C                                   Argentina
Alessi, Stephen Martin                                   United States
Alfieri, Michael A                                       United States
Alger, W Christopher                                     United States
Aliquo, Angelo                                           Italy
Allaby, Mark J                                           Australia, United Kingdom
Allatt, Brian                                            United Kingdom
Allen, Christopher J                                     United States
Allen, Claire Louise                                     Australia
Altiero, Samuel F                                        United States
Alvarado, Raul Eugenio                                   United States
Alvarez, Roberto                                         Argentina
Anderson, Brett B                                        United States
Anderson, Eric A                                         United States
Andes, Grant                                             United States
Andre, Arnaud                                            France
Andre, Steve Wayne                                       United States
* Andrews, David M                                       United States
Andrews, Greg                                            United States
Andrews, Jonathan S                                      United Kingdom
Angelastro, Mario A                                      Argentina
Anma, Yutaka                                             Japan
Anslinger, Patricia                                      United States
Arcudi, Claudio                                          Italy
Arenberg, Thomas E                                       United States
Arjmand, Masud M                                         United States
Arkeri, Sheela P                                         Australia
Arky, Margaret Elizabeth                                 United States
* Armstrong, William John                                Canada
Arnott, James Herbert                                    South Africa
Arora, Sandeep K                                         India
Arrighini, Luigi                                         Italy
Arthur, Ian G                                            United Kingdom
* Astall, Elisabeth A                                    United Kingdom
Astorian, James A                                        United States
* Atihe, Eduardo                                         Brazil
Atkins, Christopher G                                    Australia
Atkinson, John D                                         United States
Aubert, Olivier                                          France
Auchere, Herve                                           France
Audia, John                                              Canada
Auman, Kenneth                                           United States
Awad, Samuel A                                           United States
Azagury, Jack Elison                                     United Kingdom
Baba, Akifumi                                            Japan
Baccelli junior, Ansano                                  Brazil
Bacic, Chris J                                           United States
Bacon, Sylvain                                           Canada
Badaloni, Luigi                                          Italy
Baecker, Thomas P                                        Germany
Baier, Andreas                                           Germany
Bailey, James E                                          United States
Bailey, Marylou Y                                        United States
Baker, Ann Frances                                       United Kingdom
Baker, Christopher M                                     United States
Baker, George Clayton                                    United States
Balaguer, Ellen M                                        United States
Baldwin, Kenneth Wayne                                   United States
Ball, Charles                                            France, Peru
Ballesteros, Jordi                                       Spain
Ballow, John J                                           United States
Ban, Muneatsu                                            Japan
Barancourt, Jerome                                       France
Baranda, Ana                                             Spain
Barbour, Christopher E                                   Australia
Barboza, Silvio L                                        Brazil
Bardaji Pascual, Alberto                                 Spain
Barden, Thomas D                                         United States
Barlock, Stephen A                                       United States
Barnard, Roderick E                                      Australia
Barnes, Alan H                                           United States
Barnes, Nigel                                            United Kingdom
Barringer, C Keith                                       United States
Barry, Thomas Brendan                                    United Kingdom
Barsanti Vigo, Pedro                                     Spain
Bartels, Rachael M J                                     United Kingdom
Barton, Michael P                                        United States
Barton, Troy B                                           United States
Barzaghi, Giuseppe                                       Italy
Bas Monerris, Joaquin F                                  Spain
Bass, Christy G                                          United States
Batista, Martha J                                        United States
Battistoni, Kathy L                                      United States
Bauer, Alex                                              France
Baumgartner, Christian                                   Switzerland
Beadle, Nathan E                                         United States
Beaton, Mark                                             United Kingdom
Bedi, Arjun                                              United States
Beg, Jeffrey I                                           United States
Bell, John T                                             South Africa, United Kingdom
Bell, Phillip J                                          United States
Bell, Royce Michael James                                United Kingdom
Bell Jr, Thomas Rowe                                     United States
Bellamit, Philippe                                       France
Bellas, Peter C                                          United States
Benadiba Wahnich, Jacob                                  Spain
Benitez, Jorge L                                         United States
Benore, Michael J                                        United States
Benrais, Karim A                                         France
Benson, La Cinda S                                       United States
Benton, Daniel Mark                                      United Kingdom
Benzecry, Oliver J                                       United Kingdom
Berens, Michael M                                        United States
Bergman, Ernst-Jan                                       The Netherlands
Bergmueller, Franz                                       Germany
Berry, Giancarlo N                                       Brazil
Berry, Randall E                                         United States
Berthon, Bruno                                           France
Berton, Robert M                                         United States
Bertschinger, Adrian Michael                             South Africa
Bervoets, Marc F                                         Belgium
Besse, Jonathan F                                        United States
Bhanap, Richard G                                        United Kingdom
Bhansali, Uday                                           India
Bichet, Stephanie B                                      United States
Bieber, David L                                          United States
Bienert, Andreas L                                       Germany
Bienz, Pius                                              Switzerland
Bill, Holger                                             Germany
Billington, Nicholas                                     United Kingdom
Biscay, Gilles                                           France
Blackadder, Peter Nigel                                  United Kingdom
Blair, Alastair Murray                                   Ireland
Blakey, Robert V                                         United States
Blanchard, Andrew J                                      United States
Blanco Barrios, Manuel Alfredo                           Spain
Blennerhassett, Leo                                      Ireland
Bloch, Andrew David                                      United States
Bloem-Dunster, Lucy                                      United Kingdom
Blumberg, David L                                        United States
Boath, David D                                           United Kingdom
Boelens, Pieter W                                        The Netherlands
Bohm, Lars A                                             Sweden
Boitel, Christophe                                       France
Bokobza, Jean Pierre                                     France
* Boldrini, Fernando Jimenez                             Brazil
Bolstad, Martin Fuhr                                     Norway
Bolton Jr, James Richard                                 United States
Bolton, Jamie M                                          Australia
Bonger, Valentijn                                        The Netherlands
Bonizzato, Saulo L                                       Brazil
Boone, H Keith                                           United States
Boren, Cody                                              United States
Boretto, Danilo                                          Italy
Bosche, Pierre                                           France
Boubon, Franck                                           France
Boueilh, Philippe                                        France
Boulanger, Paul A                                        United States
* Boushka, Michael E                                     United States
Bova, Michael A                                          United States
Bowler, James T                                          United States
Bowman, Michael L                                        United States
Boyle, Mark Andrew                                       Australia
Bozarth, Michael D                                       United States
Bozzella, Kim Ladota                                     United States
Bradley, Brendan Walsh                                   United States
Bradley, Cathy L                                         United States
Brady, Nigel P                                           United Kingdom
Braeckmans, Karen M                                      Belgium
* Brakeley, Harry H                                      United States
Brash, Catriona M                                        Australia
Bray, Donald M                                           United States
Bray, Simon P                                            Australia
Breen, Nina L                                            United States
Breen, W Terence                                         United States
* Breene, Richard Timothy Simmons                        United Kingdom
* Bremhorst, James C                                     United States
Brennan, Scott R                                         United States
Bresnahan, Susann F                                      United States
Brienzi, Frank D                                         United States
Briggs, Jerry H                                          United States
Brio Gonzalez, Santiago Jesus del                        Spain
Brocken, Marco P                                         The Netherlands
Brocklesby, Chris                                        United Kingdom
Brody, Rachel R                                          United States
Broms, James Bentley                                     United States
Brosnan, Maureen L                                       United States
Brouwer, Ad-Jan                                          The Netherlands
Brower, Richard L                                        United States
Brown, Charles Patrick                                   United States
Brown, Dave                                              United Kingdom
Brown, Fred W                                            United States
Brown, Stephen T                                         United States
Brown, Thomas C                                          United States
Browne, Edward Lambert                                   United Kingdom
Broyden, Chris                                           United Kingdom
Brugidou, Antoine                                        France
Bruni, Mark J                                            United States
Bruno, Giovanni Paolo                                    Italy
Bryant, Mark G                                           United Kingdom
Brydon, Thomas E                                         United States
Buening, Norbert                                         Germany
Bugge, Vincent E                                         United States
Bulletti, Christian                                      Italy
Burgess, Paul A                                          United Kingdom
Burgos Gonzalez, Raul                                    Spain
Burke, Thomas M                                          United States
Burns, Ann V                                             United Kingdom
Burns, Brian S                                           United States
* Burns, Steven Robert                                   United States
Busby, Khan                                              United Kingdom
Butcher, Thomas L                                        United States
Butkow, Clive J                                          South Africa
Byanna, Vidya S                                          United States
Byrne, Patrick Michael                                   United States
Cabanes, Jean                                            France
Cable, Brad P                                            Australia
Cadarso Marques, Carlos                                  Spain
Calby, Douglas H                                         United States
Calcutt, Philip Michael                                  United States
Callaway, Peter C                                        Australia
Callet, Serge E                                          France
Calloway, Robert M                                       United States
Calvert, Robert C                                        United States
Calvin, Paul D                                           United States
Cameron, Todd Stanley                                    United States
Campbell, Lisa L                                         United States
Campbell, Nicholas Y                                     United States
Canning, James Edward                                    Canada
Cantwell, Paul Lonan                                     Ireland, United Kingdom
Caplan, Lisa L                                           United States
Cappelli, Alessandro                                     Italy
Caramonta, Darrin J                                      United States
Carminati-Rabasse, Armelle                               France
Carnahan, Kevin                                          United States
Caroselli, Filippo                                       Italy
Carrigan, Chris                                          United Kingdom
Carrizo, Eduardo                                         Argentina
Carroll, Greg John                                       Australia
Carson, Visda M                                          United States
Cartwright, David                                        United Kingdom
Cartwright, Paul                                         United Kingdom
Casado Gonzalez, Jose Manuel                             Spain
Cassinadri, Marco                                        Italy
Castilla Ortuno, Jorge Carlos                            Mexico
Castle, Robert J                                         United States
Cavaliero, Johnny J                                      United States
Cavenaugh, Daniel L                                      United States
Celi, John                                               United States
Celsi, Stefania                                          Italy
Cerdan, Ricardo M                                        Argentina
Chalaby, Cherine Mohsen                                  United Kingdom
Chalifoux, Martin                                        Canada
Chan, Daniel Hiok Khiang                                 Malaysia
Chan, Foo Tuck                                           Malaysia
Chang, Richard A                                         United States
Chaniot, Philippe                                        France
Chanmugam, Ravi                                          United States
Chapin, Lloyd W                                          United States
Chapman, Eric                                            United States
Chauffard, Philippe C                                    France, Switzerland
Chaure Bueno, Manuel                                     Spain
* Chaves, Jose Marcos                                    Brazil
Chee, Lai Yong                                           Singapore
Cheese, Peter Ayrton                                     United Kingdom
Chen, David M                                            United States
Chenelle, Joseph D                                       United States
Chestnut, Gregory P                                      United States
Chew, Robert                                             Singapore
Chi, Youngcho                                            South Korea
Chikayasu, Yoshio                                        Japan
Childs, Richard A                                        United Kingdom
Ching, Yew Chye                                          Malaysia
Chisman, Ricardo                                         Brazil
Chiu, Paul C                                             United States
Cho, Bum-Coo                                             South Korea
Chong, Chuan Neo                                         Malaysia
Choong, Tuck Oon                                         Malaysia
Chow, Tong Ful                                           Malaysia
Chowla, Manoj                                            United States
Christin, Serge E                                        France
Christou, Alex                                           United Kingdom
Chung, Michael H                                         United States
Clamp, Adrian Paul                                       United Kingdom
Clancy, J Anthony                                        United States
Clark, Brian A                                           United States
Clark, Gregg A                                           United States
Clark, Richard P                                         United States
Clark, Scot W                                            United Kingdom
Clarke, Andrew                                           Australia
Clauser, Robert C                                        United States
Clements, Stewart Robert                                 United Kingdom
Cleminson, Andrew                                        United Kingdom
Climie, Ken G                                            United Kingdom
Cline, Mitchell R                                        United States
Cline, William F                                         United States
Clinton, David R                                         United Kingdom
Coates, Larry L                                          United States
Coffey, John L                                           United States
Cole, Martin I                                           United States
Colella, Sergio                                          France
Coleman, James B                                         United States
Colle, Serge                                             Belgium
Collins, Michael F                                       United States
Collins, Michael J                                       United States
Collinson, Shawn                                         United Kingdom
Colmena, Antonio                                         Spain
Colome, Jordi                                            Spain
Colomina, Ramon                                          United States
Coltsmann, John F                                        United Kingdom
Comerford, Joellin                                       United States
Condit, Brian J                                          United States
Condon, Michael G                                        United States
Conforti, Daniel F                                       Argentina
Convey, Steven G                                         Canada
Coppe, Grieg W                                           United States
Cora, Marcelo G                                          Argentina
Corcoran, Marian                                         Ireland
Corless, Kenneth                                         United States
Cornelius, Craig B                                       United States
Cornelius, Richard D                                     United States
Correia, Teutly                                          Brazil
Costello, Michael J                                      United States
Costonis, Michael A                                      United States
Cottey, Paul T                                           United States
* Coughlan, Anthony G                                    United States
Coughlin, Richard J                                      United States
Cougoul, Jean Louis                                      France
Courtney, Peter Roger                                    United Kingdom
Cowan, Christopher M                                     United Kingdom
* Craig, Pamela J                                        United States
Cranley, Thomas A                                        United States
Craver, Jon D                                            United States
Crennan, Karen                                           United States
Cretot, Pascal                                           France
Crook, Paul                                              United Kingdom
Crothers, William                                        United Kingdom
* Crow, David A                                          United States
Crowley, James D                                         Ireland
Crump, Christopher L                                     United States
Cruz, Rita Francisca S                                   Philippines
Cuddihey, Alden                                          Canada
Culp, Steven R                                           United States
Cunningham, John Edward                                  United States
Curtis, Andrew R                                         United Kingdom
Curtis, Gary A                                           United States
Cusano Jr, John Michael                                  United States
Cyrenne, France Leila                                    Canada
Dahle, David R                                           United States
Dalton, Pierre L                                         South Africa
Daly, Ger M                                              Ireland
Dandridge, William W                                     United States
Darby, Margaret Harrison                                 United States
Darland, Daniel W                                        United States
Darman, Ghazali                                          Malaysia
* Darneau, Philippe H                                    France
Daugherty, Paul R                                        United States
D'Avanzo, Robert Lewis                                   United States
David, Libor                                             Czech Republic
David, Michael R                                         United States
Davidson, David A                                        United States
Davies, Colin K                                          Canada
Davies, Owen Barrasford                                  United States
Davin, Christopher P                                     United States
Davis, Bradley W                                         United States
Davis, Jon Philip                                        United Kingdom
Davis Jr, Joseph E                                       United States
Davis, Mary Catherine                                    United Kingdom
Day, David W                                             United States
De Blauwe, Eric                                          France
De Kegel, Marc O                                         Belgium
de Lavenne, Eric                                         France
de Ridder, Yvonne B                                      The Netherlands
de Villiers, Frikkie                                     South Africa
De Winter, Gert M                                        Belgium
Dean, Paul J                                             Australia
Deblaere, Johan G                                        Belgium
Decottignies, Eloi                                       France
Degener, Heinrich                                        Germany
Deitcher, Cheryl L                                       United States
deJongh, LaMae Allen                                     United States
Del Santo, John L                                        United States
Delaide, Philippe                                        France
Delaporte, Vincent                                       France
Delattre, Allen J                                        United States
Delesalle, Marc P                                        United States
Delhaye, Catherine                                       France
Delicati, Patrizio                                       Italy
Delorme, Pascal A                                        France
Demarest, Stephen M                                      United States
Demaria, Regis                                           France
DeMay, Brian C                                           United States
Dempsey, Stephen J                                       United Kingdom
Deniau, Jean-Marc                                        France
Dennis, Gregory C                                        United States
Dennis, Michael A                                        United States
Denton, Kris P                                           United States
Derrick, R Douglas                                       United States
Dersy, Fabrice                                           France
Deryckere, Koen D                                        Belgium
Deschamps, David                                         France
Desco Agullo, Jose Manuel                                Spain
Desmond, Andrew J                                        Ireland
Dettling, Drew S                                         United States
Deutsch, Harald                                          Germany
Deutsch Menache, Mauricio                                Mexico
Deville, Neil                                            United Kingdom
Dewitte, Jan L                                           Belgium
Dewor, Eva                                               Germany
D'Giacomo, Giovina Silvana                               Venezuela
Dicaprio, James R                                        United States
Dickey, Alexander P                                      United States
Dickey, James M                                          United States
Diemer, Otto                                             Germany
Dietrich, David R                                        United States
Diez, Francisco Javier                                   Spain
Diez Ballesteros, Jose Luis                              Spain
DiGiorgio, Christopher S                                 United States
DiGregorio, Gino B                                       United States
Dik, Roger W                                             United States
Dillingham, Fraser M                                     United Kingdom
Dimidschstein, Fernand                                   Belgium
Dineen, Kenneth S                                        United States
Dinsmore, Earle R                                        United States
Dixon, Kevin J                                           Australia
Dobsa, Marek                                             Czech Republic
* Dodge, Warren J                                        United States
Doerr, Douglas R                                         United States
Dohnalik, David Joseph                                   United States
Donald, Alistair A                                       United Kingdom
Donnellan, Michael Andrew                                United Kingdom
Donnelly, Christopher P                                  United States
Donohue, James C                                         United States
Donohue, Michael T                                       United States
Doocey, Tony                                             United Kingdom
Dooley, Kevin J                                          United States
* Downie, John Martin                                    Australia, United Kingdom
Doyle, Jonathan                                          Ireland
Doyle, Michael B                                         United States
Drake, John F                                            United States
Draper Jr, William Christopher                           United States
* Driggs II, Woodruff W                                  United States
Druzgala, Timothy D                                      United States
Duelks, Robert N                                         United States
Duff, Paul M                                             Ireland
Duffy, Michael G                                         Ireland
Duffy, Stephen Anthony                                   United Kingdom
Dugan, John D                                            United States
Dull, Stephen F                                          United States
Dunaway, Mark Wayne                                      United States
Dunbar, Todd A                                           United States
Duncan, Gary A                                           United States
Durocher, John F                                         United States
Dvorocsik, Andrew James                                  United States
Easton, Richard C                                        United States
Easton, Robert J                                         Australia
Eaton, Philip Anthony                                    United Kingdom
Ebbinghaus, Oskar                                        Sweden
Edelblut, John G                                         United States
Edwards, Matthew J                                       United Kingdom
Edwards, Steven G                                        United States
Edwards, W Mark                                          United Kingdom
Effler, Peter J                                          United States
Egan, Michael E                                          United States
Egawa, Atsushi                                           Japan
Egerland, Jens C                                         Germany
Egly, Traci D                                            United States
Egunjobi, Segun Olakunle                                 Nigeria
Ehrhart, James M                                         United States
El Saadani, Amr                                          Germany
Eleoff, Mark N                                           Canada
Ellingsen, John Erik                                     Norway, United Kingdom
Elliott, J Dean                                          United States
Ellis, James M                                           United States
Elron, Dan H                                             United States
Embree, Harvey Richard                                   United States
Emerson, Richard J                                       Australia
Endres, Patricia Ann                                     United States
Engel, John F                                            United States
Engels, Christian                                        Germany
Enggist, Markus                                          Switzerland
England, Simon John                                      United Kingdom
Englert, Bradley G                                       United States
Engoian, Michael H                                       United States
* Enjolras, Marc                                         France
Equale, Paul Joseph                                      United States
Ernst, Mark D                                            United States
Ethelston, Mike                                          United Kingdom
Etheredge, James O                                       United States
Ettel, Wolf Henning                                      Germany
Euwe, Mark J                                             The Netherlands
Evans, Nick Peter                                        United Kingdom
Everson, Phillip G                                       United Kingdom
Eymery, Pascal                                           France
Fabre, Gilles                                            France
Fagalde, Louis                                           France
Falcao, Jaime                                            Portugal
Faltz, Jean                                              Luxembourg
Farley, Catherine Strother                               United States
Farrell, Michael                                         United Kingdom
Farrington, George L                                     United States
Favre, Donavon J                                         United States
Fekrat, Norman D                                         United States
Feller, Guido                                            Italy
* Ferezin, Luiz C                                        Brazil
Ferguson, Glover T                                       United States
Ferguson, Martin                                         United States
Fernandes, Jose Manuel                                   Portugal
Ferneyhough, Stephen David                               United Kingdom
Ferrari, Daniele                                         Italy
Ferriani, Guido                                          Italy
Figueirido, Daniel V                                     Argentina
* Fikse, Eddy J                                          United States
Filby, Clare                                             United Kingdom
Filewych, Charles L                                      Canada
Findlay, Charles Boyd                                    United Kingdom
Fink, Gary S                                             United States
* Fiorenza, Alan M                                       United States
Fischer, Reiner                                          Germany
Fischer, Thomas M                                        United States
Fishman, Kenneth A                                       United States
Fitzgerald, Gary J                                       Australia
Fjornes, Erik                                            Norway
Flack, Simon                                             Australia
Flake, Jennifer V                                        United States
Fledel, Eberhard M                                       Germany
Fleming, Henry Clifton                                   United States
Fleming, Mark Douglas                                    United States
Floether, Karl-Heinz                                     Germany
Flowers, James E                                         United States
Foong, Michael S                                         Malaysia
Forbes, Charles Scott                                    United States
* Forehand, Joe W                                        United States
Formanek, Kay N                                          The Netherlands
* Fortes, Marcelo C                                      Brazil
Fosnacht, Fred M                                         United States
Foster, Drew W                                           United States
Foster, Mark                                             United Kingdom
Fowler, Stephen R D                                      United Kingdom
Fox, Michael C                                           United States
Fox, Thomas K                                            United States
Framil, Leonardo J                                       Brazil
Franz, Peter H                                           South Africa
Fraser, Stephen Michael                                  United Kingdom
Frazier, Albert H                                        United States
Frech, Todd N                                            United States
Fredriksen, Per Ingvald                                  Norway
Freedman, Jason C                                        United States
Freeland, John G                                         United States
* Frerichs, Robert N                                     United States
Friars, Andrew Douglas                                   Australia
Friedman, Joel P                                         United States
Friedman, Michele K                                      United States
Fukuzawa, Ko                                             Japan
Fullone, Maria                                           Italy
Fulton, W Colin                                          United States
Furphy, D Wayne                                          Zimbabwe
Furusawa, Hironobu                                       Japan
Gach, Robert P                                           United States
Gadol, Elena                                             France
Gailey, Michael L                                        United States
Gajree, Punita                                           United Kingdom
Galamba de Oliveira, Jose                                Portugal
Galbraith, Archie                                        United Kingdom
Galbraith, Jeffery A                                     United States
Gallagher, Michael John                                  United States
Gallant, Kelly P                                         Canada
Galley, Jean-Yves                                        France
Galue Amblar, Adolfo J                                   Spain
Gan Nyap Liou, Larry                                     Malaysia
Gannon, Thomas M                                         United States
Garcia, Jerry Martin                                     Canada
Gargas, Randall Edward                                   United States
Gargiulo, Mark                                           United States
Garrick, Andrew Thorburn                                 United Kingdom
Gartside, David                                          United Kingdom
Gasc, Jean-Francois E                                    France
Gatewood, Jennifer A                                     United States
Gatignol, Laurent                                        France
Gattermeyer, Wolfgang                                    Austria
Gaudet III, Allen J                                      United States
Gay, Jean-Michel                                         France
Gazanego Jr, Mario                                       Brazil
Gazay, Xavier A                                          France
Gear, Susie                                              United Kingdom
Gearhart, James W                                        United States
Geddes, Ian David                                        United Kingdom
Gee, Terrence M                                          United States
Geise, August W                                          United States
Gelle, Marc                                              France
Gemin, Louanne                                           Canada
* Genesini Jr, Silvio Jose                               Brazil
Genuini, Benoit                                          France
George, Philip A                                         United Kingdom
Gerlach, Juergen                                         Germany
Gershman, Anatole V                                      United States
Gibbs, Robert C                                          United Kingdom
Gibert Arce, Jordi                                       Spain
Gibson, Fiona E                                          United Kingdom
Gidron, Gil                                              Israel
Gierlach, Dirk                                           Germany
Gilchrist, Stuart K                                      United States
Gilchrist, Tim                                           United Kingdom
* Gill, Gustavo                                          Brazil
Gillerot, Olivier Jean                                   Belgium
Gillespie, John H                                        United Kingdom
Gillet, Daniel G                                         Belgium
Gillett, Andrew Leonard                                  United Kingdom
Gillette, Ronald D                                       United States
Gilrain, Mark J                                          United States
Gingrich, John Charles                                   United States
Ginsburg, Lyle D                                         United States
Ginter, Brett Allen                                      United States
Giometti, Mark C                                         United States
Giovannitti, Vincenzo                                    Italy
Girard, Olivier                                          France
Gissler, D Neil                                          United States
Gist, Eric P                                             United States
Gith, Thomas                                             Germany
Glasmacher, Irmgard                                      Germany
Glass, Bart H                                            United States
* Glassberg, Andrew Mark                                 United States
Gleichenhaus, Barry A                                    United States
Godinho, Manuel M                                        Portugal
Goebel, Mark C                                           United States
Goerner, Michael                                         Germany
Goh, Aik Meng                                            Malaysia
Goh, Lawrence Chear Wah                                  Singapore
Goh, Lin Piao                                            Malaysia
* Golden, Richard J                                      United States
Golding, David                                           United Kingdom
Goldman, Max S                                           United States
Goldson, David S                                         United States
Gomes, Jose                                              Portugal
Goncalves, Roger                                         France
Goodman, John B                                          United States
Goodson, Michael D                                       United States
Gopal, Sanjay                                            India
Gordon, Graeme D                                         Canada
Gordon, Noel A                                           United Kingdom
Gorine, Alexandre                                        Russia
Gosling, Paul                                            United Kingdom
Gosnell, Thomas K                                        United States
Gossage, James F                                         France
Gossage, Walter G                                        United States
Goto, Hiroshi                                            Japan
Gourbat, Hugues U                                        France
* Gourgey, William E                                     United States
Goutallier, Vincent                                      France
Govender, Vasathaven                                     South Africa
Gracy, Mary Beth                                         United States
Graham, Geoffrey S                                       United States
Grainger, Raymond E                                      United States
Granger, Jorman D                                        United States
Grant, Colin D                                           United Kingdom
Grassel, Richard E                                       United States
Gratto, Steven E                                         United States
Green, William D                                         United States
Greer, Christopher M                                     United States
Greiner, Thomas R                                        United States
Grimsley Jr, James C                                     United States
Grison, Eric                                             France
Groenewoud, Anja H                                       The Netherlands
Grohs, Siegfried                                         Germany
Gronli, Roy                                              Norway
Grossi, Bruno                                            France
Grubb, David M                                           United States
Gruby, Bradford S                                        United States
Gruzin, Trevor J                                         South Africa
Guillemyn, Frank R                                       Belgium
Guittat, Philippe                                        France
Gupta, A J                                               United States
Guthridge, Gregory S                                     United States
Gutkowski, Stanley Joseph                                United States
Gutman, Gene A                                           United States
Guzman Arrue, Ines Ramona                                Spain
Gylden, Jamie J                                          United States
Haarmann, Guido                                          Germany
Haberman, Jack B                                         United States
Hagstrom, Jon E                                          United States
Hahn, Scott M                                            United States
Hajjar, Fred G                                           United States
Hakanen, Jouni                                           Finland
Hale, Timothy A                                          United States
Hall, James D E                                          United Kingdom
Halverson, Mark A                                        United States
Hamilton, Donald G                                       United Kingdom
Hamilton, Scott William                                  United Kingdom
Hamm, Ritchie Allen                                      United States
Han, Bong-Hoon                                           South Korea
Hanker, Jens                                             Germany
Hanley, Kevin Matthew                                    United Kingdom
Hanley, Thomas A                                         United States
Hanna, Arthur                                            United Kingdom
Hanna, Blake                                             Canada
Hannover, Per                                            Denmark
Hansen, Henrik E                                         Norway
Hansen, Jesper Hougaard                                  Denmark
Hansen, Nathan T                                         United States
Hanson, Dana                                             United States
Hansson, Mikael                                          Sweden
* Harbach, F Edwin                                       United States
Harford, Dean Francis                                    Australia
Haridy, Gasser                                           Greece
Harper, Christina Marie                                  United States
Harrell, Audrey R                                        United States
Harrington, Jon                                          United States
Harris, Charles L                                        United States
Harris, James G                                          United States
Harrison, Michael Joseph                                 United States
Harrison, Rhonda F                                       United States
Harrison, Scott F                                        United States
Hartigan, Jeffrey S                                      United States
Hartley, Catherine A                                     United States
Hartley, M S                                             United States
Hartman, Thomas J                                        United States
Haswell, John                                            United States
Hatano, Toru                                             Japan
Hathorne, Scott A                                        United States
Hatton, Trevor M                                         United Kingdom
Hauser, Marc                                             France
Haviland, Keith Frank                                    United Kingdom
Hawkins, John Stewart                                    United Kingdom
Hawn, Mark K                                             United States
Hay, Andrew M                                            United Kingdom
Hayes, James G                                           United States
Hayes, James E                                           United States
Haywood, Gary John                                       United Kingdom
Hazen, Phillip E                                         United States
Healey, Alan J                                           United Kingdom
Healy, Donagh                                            Ireland
Healy, Michael A                                         United States
* Heath, H Darryl                                        United States
Heck, Bernhard A                                         Germany
Heckenberger, Ulrich                                     Germany
* Heddens, James F                                       United States
Heemskerk, Peter O                                       The Netherlands
Heffernan, Gary                                          United Kingdom
Hegner, Norbert                                          Germany
Heideman, Michael Gerald                                 United States
Heinemann, Jorg G                                        United States
Hemstritch, Jane S                                       Australia
Henderson, Iain                                          United Kingdom
Hendrickson, James C                                     United States
Hennemann, Walter                                        Austria
Hennessy, Mark R                                         United States
Henry, Michael                                           United States
Hermann, Steven W                                        United States
Hernandez, James O                                       United States
Hernandez, Julio J                                       United States
Hersch, Dale R                                           United States
Hertz, Ellen J                                           United States
Hess, Thomas H                                           United States
Hessler, Michael T                                       United States
Hetherington, Robert W                                   United Kingdom
* Heyns, Herman R                                        South Africa
Hickling, Harry C                                        Australia
Hielscher, Cindy L                                       United States
Higbie, Bill                                             United States
Higgins, Michael K                                       United States
Hildebrandt, Thomas A                                    United States
Hill, David L                                            United States
Hill, Richard W                                          United States
Hill, Rodger                                             United Kingdom
Hillen, Marc J                                           The Netherlands
* Hintlian, James Terry                                  United States
Hitt, Bradley J                                          United States
Hodgett, Martin H                                        United States
Hodgson, David M                                         United Kingdom
Hodo, Chikatomo                                          Japan
Hoe, Kah Soon                                            Malaysia
Hoerrmann, Gerold                                        Germany
Hofbauer, Thomas H                                       Germany
Hoffman, Janet L                                         United States
Hofmeister, Douglas F                                    United States
Hogan, John G                                            Ireland
Hogan, Kevin P                                           United States
Hohnen, Robert A                                         Australia
Hollaender, Jochen                                       Germany
Hollander, David P                                       United States
Holmes, Peter                                            United Kingdom
Holmes-Woodhead, Sara                                    United Kingdom
Holsman, Richard H                                       United States
Holtmann, Thomas                                         Germany
Holtschke, Bernhard                                      Germany
Hong, Montgomery Andrew                                  United States
Honohan, James P                                         United States
Honts, Rob W                                             United States
Hopkins, Ray                                             Peru
Horgan, Maureen S                                        United States
Horiguchi, Nobuhisa                                      Japan
Horton, Bruce John                                       United Kingdom
Hosking, David J                                         New Zealand
Hoss, Hans                                               Germany
Hotta, Tetsuya                                           Japan
Houck, Jill R                                            United States
Hourigan, Timothy J                                      United States
Housen, Patrick R                                        United States
Howard, Malcolm                                          United Kingdom
Howell, Nicholas F                                       United States
Hoyndorf, Karen                                          Germany
Hrusovsky II, John J                                     United States
Huber, Friedrich                                         Austria
Huffman, Lon J                                           United States
Hughes, Andre P                                          United States
Hughes, Barton L                                         United States
Hughes, John Bailey                                      United States
Hughes, Mark Andrew                                      United Kingdom
Hughes, Michael E                                        United States
Humbert, Yves V                                          France
Hundley, Stephen T                                       United States
Hunter, David R                                          Australia
Hurley, Shelley L                                        United States
Hurst, Steven                                            United Kingdom
Husseini, Khalid                                         Czech Republic
Hutcheson, Jeffrey D                                     United States
Hutchins, Dwight N                                       United States
Hwang, Hans                                              United States
* Ide, Gary S                                            United States
Igarashi, Shinji                                         Japan
Iidoi, Motoki                                            Japan
Inagaki, Masahisa                                        Japan
* Ingold, Roger                                          Brazil
Ingram, Wayne T                                          Canada
Isaji, Mitsuo                                            Japan
Ito, Hiroshi                                             Japan
Iyer, Kumar K                                            India
Jackson, Andrew                                          United States
Jackson, Bridget Helen                                   United Kingdom
Jackson, Jaime                                           Mexico
Jackson, Mark D                                          United States
Jacob, Erik                                              France
Jacobsen, Hakon                                          Norway
Jaeck, Bernard                                           France
Jahn, Hendrik CH                                         Germany
Jain, Sanjay                                             India
Janmohamed, Saleem                                       Canada
Javens, Glenn M                                          United States
Jecmen, Scott Joseph                                     United States
Jelf, Owen                                               United Kingdom
Jeltsch, Michael                                         Germany
Jenkins, Simon C                                         United Kingdom
Jenko, Gregory J                                         United States
Jensen, Edward W                                         United States
Jestin, Catherine                                        France
Jewitt, Raymond Hinley                                   United Kingdom
Johnson, Adam                                            United Kingdom
Johnson, Gregory                                         United Kingdom
Johnson, James C                                         United States
Johnson, Lisa Marie                                      United States
Johnson, Omobola Olubusola                               Nigeria
Johnson, Robert J                                        United Kingdom
Johnson, Robert L                                        United States
Johnson, Robert Scott                                    United States
Johnson, Shayne                                          United States
Johnson, Sue C                                           United States
Johnston, Valerie L                                      United States
Jokinen, Jorma Heikki Olavi                              Finland
Jones, Kevin R                                           United States
Jones, Sandra Auyer                                      United States
Jones, Tim J                                             United Kingdom
Jordan, Kyle Kirkpatrick                                 United States
Joshi, Dhananjay M                                       United States
Jue, Darryl W                                            United States
Julian, Kevin K                                          United States
Jung, Robert                                             Germany
Junker, Michael                                          Germany
Junkermann, Jens B                                       Germany
* Jupp, Vivienne                                         Ireland
Jusserand, Emmanuel                                      France
Kaehne, Jonathan D                                       Australia
Kaerner, Henning                                         Germany
Kalms, Brian Geoffrey                                    United Kingdom
Kaltenmark, John Kenneth                                 United States
Kamat, Chaitanya Madhukar                                India
* Kampe, Stefan A                                        United States
Kane, Tom C                                              United States
Kaplan, Jonathan H                                       United States
Kapur, Atul K                                            India
Kapur, Sharad K                                          India
Karamooz, Saied R                                        United States
Karasawa, Ikuo                                           Japan
Karremans, Peter CA                                      The Netherlands
Karren, John Daniel                                      Australia
Kasamis, Douglas L                                       United States
Kasper, Martin                                           Germany
Katf, Ramez J                                            Australia
Kauderer, Steven I                                       United States
Kaufman, Sergio G                                        Argentina
Kavals, Victor P                                         Australia
Kazaoka, Masahito                                        Japan
Keane, Paul L                                            United States
Keller, Kenton C                                         United States
Kelly, Catharine J                                       United States
Kelly, Stephen P                                         Australia
Kelly, William F                                         United States
Kerger, Rodney J                                         Australia
Kerr, Sean M                                             United States
Kersch, Apolonia                                         Australia
Ketelaar, Rolf                                           The Netherlands
Kett, Ingo                                               Germany
Kettner, Norbert                                         Germany
Keyes, J Patrick                                         United States
Khanna, Sudhindar K                                      India
Kim, Hee Jip                                             South Korea
Kinder, Christopher W                                    United Kingdom
Kindleman, Craig R                                       Canada
Kinley, Guy H                                            United States
Kinney, John P                                           Ireland
Kirby, Hugh                                              United Kingdom
Kirchhof, Ina                                            Germany
Kirk, Peter                                              United Kingdom
Kirn, Peter F                                            United States
Kiyohara, Koichi                                         United States
Kjellevold, Geir T                                       Norway
Klee, Elizabeth C                                        United States
Klein, Michael                                           Germany
Klein Wassink, Bernhard J                                The Netherlands
Kloess, Susanne                                          Germany
Knipp, Stefan                                            Germany
Knott, Michael                                           Canada
Kobayashi, Michael K                                     United States
Kobayashi, Yuhei                                         Japan
Koch, Benedikt J                                         Germany
Kochman, Martin                                          United Kingdom
Koehl, David J                                           United States
Koeller, Kim M                                           United States
Koivunen, Pasi                                           Finland
Komuro, Shigeharu                                        Japan
Korry, John D                                            United States
Korsstrom, Frank EU                                      Finland
Kostial, Margaret A                                      United States
Kozina, Christopher John                                 United States
Kraack, Thomas Allen                                     United States
Kracht, Carsten                                          Germany
Kraft, Bernhard F                                        Germany
Kraglund, Jakob Holmen                                   Denmark
Krall, Albert M                                          United States
Krause, Jeffrey A                                        United States
Krause, Michelle L                                       United States
Kreuzer, Robert                                          Germany
Kroc, Jaroslaw                                           Poland
Krueger, Daniel P                                        United States
Ku, Xian Hong                                            Malaysia
Kubokawa, Kazushi                                        Japan
Kuhn, Ralf                                               Germany
Kult, Gabriele                                           Germany
Kumar, Ajit                                              India
Kunzweiler, John T                                       United States
* Kupres, Steven M                                       United States
Kuri, Eugenio                                            Mexico
Kurian, Ittoop Johannes                                  Germany
Kurvinen, Matti                                          Finland
Kvam, Kristian                                           Norway
Laackman, Donald J                                       United States
Laben, Nancy J                                           United States
Lacey, Kenneth Lee                                       United States
LaChapelle, Dana E                                       United States
Laffargue, Eric                                          France
Lahyani, Michel                                          Algeria
Laity, Robert K                                          United States
Lajtha, Adrian J                                         United Kingdom
LaLeike, Mark P                                          United States
Lamont, Julie E                                          United Kingdom
Lamont, Steven M                                         United States
Landia, Alexander                                        Germany
Landis, Ted Clark                                        United States
Lange, Christopher F                                     United States
Lange, Jonathan L                                        United States
Langlinais, Toni C                                       United States
Langst, Gerhard                                          Germany
Lapisse, Jean-Michel                                     France
Larez, Tomas                                             Venezuela
Larsen, Kristian                                         Norway
Larson, Paul M                                           United States
Lath, Russell K                                          Australia
Lathrope, Stephen M Michael                              United Kingdom
Lau, Alex Wai-Leung                                      Hong Kong
Laub, Richard                                            France
Laudano, Kevin M                                         United States
Lauderback, Daniel D                                     United States
Laughner, J Scott                                        United States
Laurens, Robert L                                        United States
Laurie, William John                                     Australia
Lauwerens, Ed                                            The Netherlands
LaVelle, Katherine D                                     United States
Lavelle, Michael T                                       United States
* Lax, Robert T                                          United States
Lazzari, Roberto                                         Italy
Le, Minh Nguyen                                          United States
Le Masson, Bernard                                       France
Le Moal, Bruno                                           France
Le Saux, Nicolas                                         France
Lebeault, Vincent                                        France
Lee, Jae-Han                                             South Korea
Lee, Jin K                                               United States
Lee, John A                                              United States
Lee, Steven B                                            Australia
Lee, Suk-Geun                                            South Korea
Lee, Sze-wing                                            United States
Lee, Won-Joon                                            South Korea
Leger, Timothy                                           United States
Lehane, Dymphna                                          Ireland
Leitch, Sandra L                                         Canada
Lejeune, Xavier                                          France
Lemke, Stefan P                                          Germany
Leoni, Pino                                              Italy
Leroux, Joel                                             France
Lesher, Richard E                                        United States
Leung, Patrick W                                         China
Levine, Seth M                                           United States
Levy, Jack R                                             United States
Levy, Lance Harold                                       South Africa
Li, Angel                                                Taiwan
Li, Gong                                                 United States
Libonati, Roberto                                        Italy
Lichtenstein, John E                                     United States
Liebhart, James R                                        United States
Lieder, Harald                                           Germany
Lillie, Mark T                                           United Kingdom
Lim, Angelica                                            Malaysia
Lim, Beng Choon                                          Malaysia
Lin, Alex                                                China, Taiwan, United States
Link, David Cruzen                                       United States
Linn, Norbert                                            Germany
Lipasti, Ilkka                                           Finland
Lipchin, Leonid                                          United States
Little, Ben T                                            United Kingdom
Livingston, Eric Allen                                   United States
Loane, Richard Kim                                       Australia
Loftus, Amy T                                            United States
Loftus, Paul D                                           United States
Lonbois, Eric F                                          Belgium
London, Daniel T                                         United States
Long III, John B R                                       United States
Loomis, Roy S                                            United States
Looser, Ulrich Jakob                                     Switzerland
Lopata, Iain D                                           United Kingdom
Lopes da Costa, Manuel                                   Portugal
Lopez, Philip A                                          United States
Lopez Espejo, Francisco Javier                           Spain
Lorack, Stephen M                                        United States
* Lovelace, Lori L                                       United States
Lucarini, Michael A                                      United States
Lucy, Christopher Vernon                                 United States
Lui, Betty G                                             Philippines
Luker, Jeffrey P                                         United States
Luks, Howard C                                           United States
Lumb, Richard Andrew                                     United Kingdom
Lundell Berg, Charlotta Elsa Desiree                     Sweden
Luther, Lance A                                          United States
Luukkonen, Sami Juhani                                   Finland
Lyon, Nicholas B                                         United States
Lyons, Mark John                                         United Kingdom
Ma, Jian                                                 Australia
MacArthur, Deborah                                       United States
MacDonald, Douglas L                                     United States
Macedo, Bernardo Costa                                   Portugal
Macpherson, Andrew J                                     Australia
MacWillson, Alastair Carmichael                          United Kingdom
Maeda, Kenzo                                             Japan
Maes, Luc Pierre                                         Belgium
Magimay, Alwin Kumar                                     Malaysia
Magnussen, Tore                                          Norway
Mago, Josef                                              Germany
Mah, Yong Sun                                            Malaysia
Maher, Kevin L                                           United States
Makanjee, Raju                                           South Africa
Makela, Jukka                                            Finland
Malecki, Denise D                                        United States
Malik, Asif F                                            United States
Malle, Klaus                                             Austria
Mallet, Philippe                                         France
Malm, Carl Christian                                     Norway
Malmberg, Juho Eruui Magnus                              Finland
Mang, Frank Thomas                                       Germany
* Manhes, Pascal                                         France
Mann, David                                              Australia
Mann, Thomas O                                           United States
Mantas, Carlos                                           Portugal
Marcellus, Adrian                                        Malaysia
Marchetti, Christian                                     France
Marcopoli, Gianluca A                                    Italy
Mardjan, Nitti L                                         The Netherlands
Mariani, Giovanni                                        Italy
Mariaud, Fabrice                                         France
Marie, Olivier Jean                                      United States
Marques, Vitor                                           Portugal
Marrone, Michele                                         Italy
* Martin, Robert T                                       United States
Maruyama, Makoto                                         Japan
Mascarenhas, Raul Jose Fonseca                           Portugal
Mascolo, Lisa M                                          United States
Masella, Tony                                            Canada
* Massat, Patrice                                        France
Massie, Suzette L                                        United States
Mataconis, Thomas R                                      United States
Matchette, John B                                        United States
Mather, Guy                                              United Kingdom
Matsuzaki, Maki                                          Japan
Matte, Francois                                          France
May, Brian R                                             United States
Mayberry, Trent A                                        United States
Mayne, Jon                                               United Kingdom
Mayteedol, Leena                                         Thailand
Mazzatta, Mark                                           United States
Mc Mahon, Lynn H                                         United States
McCulloch, Robert J                                      United States
McCurley, David M                                        United States
McDade, Jim                                              Canada
Mcdivitt, Kathleen Mary                                  United States
McErlane, William A                                      Ireland
McFarland, David Gordon                                  United Kingdom
McGinn, Michael A                                        United Kingdom
McGowan, Jeff R                                          United States
McGowan, Paul E                                          Ireland
McGrath, Charles Alexander                               United States
McGrath, Christopher J                                   United States
McGrath, Michael G                                       United States
McGregor, Neil M                                         Australia
McHugh, John T                                           United States
McKay, Scott R                                           United States
McLaughlin, Meg T                                        United States
McNamara, Malcolm A                                      United States
McPherson, Robert B                                      United States
Meadows, Kevin R                                         United States
Mearse, William E                                        United States
Medforth, Timothy                                        United Kingdom
Mehta, Manish J                                          United States
Melnbardis, Dennis Ivars                                 Canada
* Melnicoff, Richard M                                   United States
Mendonca, Lourenco                                       Brazil
Mendoza, Andrew                                          United Kingdom
Menner, S Kurt                                           United States
Mennesson, Thierry                                       France
Mercier-James, Laurent                                   France
Merlo, Jair F A                                          Brazil
Merrihue, Jeffrey                                        United States
Merrill, Allen                                           United States
Merrill, Chris M                                         United States
Mesoy, Tor                                               Norway
Meyer, Carol E                                           United States
Meyer, Thomas D                                          Switzerland
Meyercord, Ross A                                        United States
Miguel Luno, Valentin Andres de                          Spain
Miller, James N                                          United States
Miller, Julie E                                          United States
* Miller, Kurt H                                         United States
Miller, Myke L                                           United States
Miller, Natasha Elizabeth Jane                           United Kingdom
Miller, Neil                                             United Kingdom
Mills, Stephen Anthony                                   United Kingdom
Milner-Brown, Ian David                                  United Kingdom
Milward, Alexander William                               United Kingdom
Miner, Kelly B                                           United States
Miret, Raimon                                            Spain
Misawa, Kazufumi                                         Japan
Miskuf, Lubos                                            Czech Republic
Mitani, Koji                                             Japan
Mitchell, Clarence                                       United States
* Mitchell, James E                                      United States
Mitchell, James D                                        United States
Mitchell, Kenneth                                        United States
Miyashita, Kuniyuki                                      Japan
Modruson, Frank B                                        United States
Moe, Stein Erik                                          Norway
Mogensen, Peter Steen                                    Denmark
Moldauer, Thomas Weld                                    United States
Molineux Jr, Frederick                                   United States
Mollenkamp, Steve                                        United States
Molnar, Paul E                                           United States
Monnerat, Beat R                                         Switzerland
Moody, Perry S                                           United States
Moomau, Steven K                                         United States
Mooney, Noel C                                           Ireland
Moore, Lee Tony                                          United Kingdom
Moore, Peter John                                        United Kingdom
Moore, R Alan                                            United States
Moore, Terry L                                           United States
Moors, Jamie R                                           Australia
Morales, Jose                                            United States
Morales Sanchez, Carlos                                  Spain
Moran, Brian J                                           United States
Morandi, Roberta                                         Italy
Morchio, Marco                                           Italy
Morelle, Quentin                                         Belgium
Morelli, Michele                                         Italy
Morgan, Guy V                                            United Kingdom
Mori, Masakatsu                                          Japan
Morison, Michael M                                       United States
Morris, William F                                        Canada
Moskovitz, David I                                       United States
Motoi, Chie                                              Japan
Mottershead, Karyn J                                     Australia
Mouchous, Eric R                                         France
Moufle, Jean-Francois F                                  France
Mouille, Christophe                                      France
* Mowat, David John                                      United Kingdom
* Muck, Randall F                                        United States
Mueller, Josef C                                         United States
Mueller, Keith H                                         United States
Muir, David G                                            United States
Mulani, Narendra P                                       United States
Mullahy, Dennis A                                        United States
Muller, Donovan Herbert                                  South Africa
Muller, Laura D                                          United States
Mullin, Daniel S                                         United States
Mulvad, Henrik R                                         Denmark
Muncheberg, Hans-Joachim                                 Germany
Muniz, Cesar                                             Mexico
* Munk, Ronald                                           Brazil
Muraoka, Nobuhiko                                        Japan
Murashima, Katsuya                                       Japan
Murayama, Tohru                                          Japan
Murfet, Tim                                              United Kingdom
Murray, Alistair                                         United Kingdom
Muskat, David S                                          United States
* Myers, Scott D                                         United States
Nadjar, Joel                                             France
Naef, Ralf                                               Switzerland
Nagayama, Tatsuya                                        Japan
Nair, Ramesh B                                           Malaysia
Nair, Remash Kumar                                       Singapore
Naish, Andy                                              United Kingdom
Nakamura, Yuji                                           Japan
Nakashima, Yasuo                                         Japan
Nanterme, Pierre                                         France
Naouri, Gerard                                           France
Narcomey, Kevin O                                        United States
Nargolwalla, Tanya                                       Canada
Naset, Michael R                                         United States
Nash, Russ                                               United States
Nashawaty, Keith C                                       United States
Naugle, Christina L                                      United States
Naylor, Sergio A                                         Brazil
Needleman, Michael Paul                                  United Kingdom
Neidlein, Axel                                           Germany
Neiger, Thomas H                                         United States
Newall, Mark R                                           United Kingdom
Newman, Robert K                                         United States
Newton, Keith G                                          Australia
Nguyen, Linh C                                           Uruguay
Nhlapo, Mandla Bikwa                                     South Africa
Nibourel, Christian                                      France
Nichols, David L                                         United States
Nichols, John K                                          United States
Nichols, W Anthony                                       United States
Nikolic, Drazen                                          Croatia
Nippard, Darren                                          United Kingdom
Nishimura, Hiroyuki                                      Japan
Nishimura, Yuji                                          Japan
* Nogueira, Petronio G                                   Brazil
Nolan, Thomas F                                          United States
Nollmann, Walter G                                       United States
Nolte, Michael                                           Germany
Nomoto, Yoshihiro                                        Japan
Norris, A Joe                                            United States
Northcutt, Robert Lewis                                  United States
Notley, Ian Matthew                                      United Kingdom
Nuez Campos, Francisco Jose                              Spain
Nukui, Seiichiro                                         Japan
Nunes, Luis Rafael Leite                                 Portugal
Oakes, Mark                                              United Kingdom
Oakley, Matt                                             United Kingdom
Oates, Jeremy                                            United Kingdom
Oblak, Thomas O                                          United States
O'Brien, David                                           United Kingdom
O'Brien, John M                                          United Kingdom
O'Brien, Patricia B                                      United States
O'Byrne, James F                                         Ireland
O'Connell, Brian Anthony                                 United States
O'Connell, Geoffrey                                      United States
O'Connor, Bruce L                                        United States
O'Dea, Frank J                                           Ireland
Oesterman, Per Uno                                       Sweden
O'Halloran, John Patrick                                 United States
Ohzono, Hiroaki                                          Japan
O'Keefe, Robert F                                        United States
Oliveira, Alexandre Manuel                               Portugal
Ollagnier, Jean-Marc E                                   France
Olmos Lopez, Pedro                                       Spain
O'Mahony, Rosemary M                                     Ireland
Ootam, Azad                                              United Kingdom
O'Reilly, Kathleen T                                     United States
O'Riordan, Anne                                          Ireland
Orlowicz, Michael L                                      United States
Orr, Stuart A H                                          United Kingdom
Oshima, Cary Satoshi                                     United States
Ososami, Bode Adesoga                                    Nigeria
O'Sullivan, Oonagh                                       Ireland
Otley, Philip                                            Australia
Ouellette, Robert                                        Canada
Ouziel, Sylvie                                           France
Overaas, Nils                                            Norway
Oyama, Stanley M                                         United States
Ozdemir, Cenk O                                          Turkey
Padmore, Elizabeth J                                     United Kingdom
Page, Stephen Dowland                                    Australia, United Kingdom
Pain, Michael G                                          Australia
Pallasaho, Jarkko                                        Finland
Palmela, Jorge                                           Portugal
Palmer, Dawn Elizabeth                                   United States
Palmer, Jerry L                                          United States
Palmer, Michael E                                        United States
Paniagua, Purificacion                                   Spain
Parbhoo, Harshad Parsot                                  South Africa
Parke, Shep                                              United States
Parks, Jess I                                            United States
Parsell, Craig W                                         Australia
Patel, Piyush M                                          United Kingdom
Pato Rodriguez, Abelardo                                 Spain
Patrick, Rich                                            United States
Patton, Eric W                                           United States
Paul, Sam A                                              United States
Pearson, Mark H                                          United Kingdom
Pearson, Susan R                                         United States
Peden, Alison                                            United Kingdom
* Pedranzini, Carlos                                     Brazil
Pennifer, Peter Kieron                                   United Kingdom
Pennington, Howard                                       United States
Pepping, David W                                         United States
Percy, John Edward                                       United Kingdom
Pereira, Luis Sant'ana                                   Portugal
Perez Gasca, Gonzalo                                     Spain
Perry, William D                                         United States
Petchon, Steven B                                        United States
Petersen, David T                                        United States
Petropulos, Anastasia                                    United States
Petty, Darrell L                                         United States
Pfaffhausen, Henning                                     Germany
Pfeifer, Andreas Michael                                 Germany
Pfeifer, Michelle B                                      United States
Pfeiffer, Walter                                         Germany
Phalin, Gregory Thomas                                   United States
Phanord, Edwin M                                         Haiti
Phelps, William A                                        United States
Phillips, Judith A                                       United States
Phillips, Richard E                                      United States
Pian, Massimiliano                                       Italy
Pierron, Jean-Marie                                      France
Piispanen, Elina Inkeri                                  Finland
Pike, Thomas H                                           United States
Pili, Audie T                                            Philippines
Pillinger, Willy                                         Switzerland
Pineau, Thierry                                          France
Pinheiro, Guilherme J                                    Brazil
Pinkl, Juergen                                           Germany
Pint, Kevin J                                            United States
Pisanu, Giovanni Mario                                   Italy
Pisciotta, V Charles                                     United States
Pitt, Robert Charles                                     United Kingdom
Piyarali, Ali                                            United States
Plaza, Adan                                              Spain
Plesko, David E                                          United States
Podrebarac, Matthew J                                    United States
Poggenpohl, Teresa L                                     United States
Poindexter, John W                                       United States
Poisson, John P                                          United States
Poitou, Jean-Laurent                                     France
Polishook, Debra A                                       United States
Politoski, James                                         United States
Politte, Chris E                                         United States
Pollan, Thomas D                                         United States
Pollari, Kevin A                                         United States
Polson, Verdele C                                        Canada
Pool, Edward F                                           United States
Pope, Michael G                                          United States
*Poppleton, Andrew David                                 United Kingdom
Pordelanne, Santiago Roberto                             Argentina
Porges, Michael A                                        United States
Porter, James                                            Ireland
Porter, Simon Ross                                       Australia
Portman, Eric A                                          United States
Potts, Parrish K                                         United States
Pounds, Blake A                                          United States
Pouyfaucon, Pierre                                       France
Powell, Grant D                                          Australia
Pramer, David M                                          United States
Preiss, Friedrich J                                      Germany
Prett, Penelope G                                        United States
* Price, Roderick C                                      United States
Primavera, Paul E                                        United States
Prince, Barry                                            United Kingdom
Pritchard, Sarah Gillian                                 United Kingdom
Pryor, Gregory                                           United States
Puechbroussou, Patrick                                   France
Puopolo, Scott A                                         United States
Purks, Robert                                            United States
Pusey, Gary Stephen                                      United Kingdom
Pylkko, Juha J                                           Finland
Quilligan, Aidan                                         Ireland
Quinones, David B                                        United States
Quiring, Kevin N                                         United States
Racioppo, Stephen G                                      United States
Radvany, David E                                         United States
Raghavan, Sadeesh                                        Malaysia
Railey, Cheryl C                                         United States
Raimondo, Paolo                                          Italy
* Rainey, Michael A                                      United States
Raj, Soneel                                              United States
Rajput, Rajiv                                            Canada
Rambicur, Jean-Francois                                  France
Ramirez Fuentes, Maria Angeles                           Spain
Ramos, Antonio Carlos M                                  Brazil
Ramsay, Jack                                             United Kingdom
Ramsey, L Craig                                          United States
Ramsey, Steven S                                         United States
Ramstad, Arne H                                          Norway
Rao, Prakash A                                           India
Rataj, Tobias                                            Czech Republic
Rauen IV, Philip J                                       United States
Rautenberg, Justin                                       Germany
Rawal, Dhiren                                            United Kingdom
Ray, John R                                              United States
Ray, Matthew V                                           United States
Rayet, Jazz                                              United Kingdom
Raynes, Gregory S                                        United States
Rea, Craig                                               United Kingdom
Recker, Bernd                                            Germany
Redding, Michael J                                       United States
Reedy, Kevin P                                           United States
Regan, David M                                           Ireland
Rehm, Michael                                            Germany
Reid, David                                              United Kingdom
* Reid, Philippa                                         United Kingdom
Reil, Werner                                             Germany
Reimers, Holger                                          Germany
Relf, Jeffrey Todd                                       United States
Remark, Hans-Peter                                       Germany
Rene, Rick H                                             United States
Rennekamp, Frank                                         Germany
Rennie, Gavin Henry                                      United Kingdom
Ressler, Daniel W                                        United States
Rettie, C Ann                                            United States
Rey, David A                                             United States
Reznik, Gene                                             United States
Rheinberger, Bernhard                                    Germany
Riaz, Umar                                               United States
* Ribeiro, Francisco Jose V                              Brazil
Ribeiro, Pedro M                                         Portugal
Rice, Daniel Francis                                     United States
Rich, David B                                            United States
Richards, David T                                        United Kingdom
* Richards, Donald J                                     United States
Richardson, Paul                                         United Kingdom
Richman, Seth W D                                        United States
Riden, Victor Beech                                      United States
Rider, Gill A                                            United Kingdom
Riedel, Jeffrey Marden                                   United States
Riemensperger, Frank                                     Germany
Riggert, Thomas                                          Germany
Ringo, Timothy A                                         United States
Rippert, Donald J                                        United States
Ritchie, Robert Mackellar                                Brazil, United Kingdom
Rivas Perez, Antonio                                     Spain
Roald, Eivind                                            Norway
Roatch, Stephen S                                        United States
Robbe, Alain L                                           France
Robbins, James Alton                                     United States
Robbins, Rick                                            United States
Roberts, Beth Karin                                      United States
Roberts, David A                                         United States
Roberts, David T                                         United States
Roberts, Gregory C                                       United States
Roberts, Neville                                         United Kingdom
Robertson, Mark Roger                                    United Kingdom
Robinson, Dean C                                         Australia
Robinson, Marcus D                                       United Kingdom
Robinson, Timothy                                        United Kingdom
Roby, Anthony                                            United Kingdom
Roddy, John R                                            United States
Rode, Mark A                                             United States
Rodri, Buffie D                                          United States
Rogalski, Michael J                                      United States
Rohleder, Stephen J                                      United States
Rojas Seguido, Jesus                                     Spain
Rollins, John D                                          United States
Romanow, John M                                          United States
Ron, David Zvi                                           United States
Rose, Scott M                                            United States
Ross, David A                                            United States
Rossi, Alessandro                                        Italy
Rossi, David A                                           United States
Rossi, Henry T                                           United States
Rotondo, Marco                                           Italy
Rouls, David M                                           United States
Rovinski, Francis J                                      United States
Rovira Rius, Rafael                                      Spain
Rowland, David P                                         United States
Rowlands, David                                          United Kingdom
Rowlands, Mark Graham                                    United Kingdom
Rowley, Michael L                                        United States
* Ruchon, Patrice                                        France
Rudin, Michael D                                         United States
Rundshagen, Michael                                      Germany
Rusinko, Michael J                                       United States
Russell, Jeffrey S                                       Australia, Canada
Russell, Michael J                                       United States
Russell, Simon William                                   United Kingdom
Rust, Carlos E                                           Brazil
Ruth, Sverre                                             Norway
Rutherford, Kate                                         United Kingdom
Rutigliano, Elizabeth L                                  United States
Rutledge, Christopher R                                  United States
Ryan, Mark J                                             Ireland
Ryan, Richard A                                          United States
* Ryan, Shane B                                          Australia
Sa Couto, Luis Jose                                      Brazil, Portugal
Saba, Bryan Richard                                      United States
Sabatakakis, Kyriacos                                    Greece
Sachmann, Carsten                                        Denmark
Sagoo, Anoop                                             United Kingdom
Saka, Yasushi                                            Japan
Salera, Marco                                            Italy
Salgado Sarria, Graciela                                 Argentina
Salouk, Marcus                                           Australia
Saluja, Sushil                                           United Kingdo
Samara, Heron A                                          Brazil
Sampathkumar, Sudarshan                                  India
Sample, Katherine J                                      United Kingdom
Samuelsson, Anneli                                       Sweden
Sanchez Hernandez, Maria Aranzazu                        Spain
Sandbaek, Liv Guri                                       Norway
Sandberg, Tonje                                          Norway
Sanders, Kathryn Ann                                     United States
Santos, Joao C                                           Portugal
Santos, Paulo                                            Portugal
Sanz Jimenez, Maria Jose                                 Spain
Sargent, Scott Richard                                   United States
Sato, Tsuyoshi                                           Japan
Saugen, Douglas W                                        United States
Sauter, Michael                                          Austria
Saydah, Paul Ferris                                      United States
Schachtel, Wayne J                                       Canada
Schaeffer, Eric                                          France
Schaffner, William A                                     United States
Scheier, Robert H                                        United States
Schelzel, Dieter Helmut                                  Germany
Scherer, Guido                                           Switzerland
* Schettino Mattos, Jose Roberto                         Brazil
Scheuer, Ricardo                                         Argentina
Schlegel, Daniel A                                       Switzerland
Schleuter, Hubertus                                      Germany
Schmidt, Elisabeth S                                     United States
Schmidt, John H                                          United States
Schnabel, Stephanie K                                    United States
Schneider, Ingrid                                        Germany
Schneider, Stefan                                        Germany
Scholtissek, Stephan                                     Germany
Schotte, Jan L                                           Belgium
Schrimsher, Denise M                                     United States
Schroeder, Andreas                                       Germany
Schroeder, Rikard                                        Sweden
Schuerbuescher, Dirk                                     Germany
Schuler, Andreas Hermann                                 Germany
Schuler, Mark A                                          United States
Schultz, Joseph M                                        United States
Schulz, Michael X                                        Germany
Schulz, Rolf                                             Germany
Schumacher, Torsten                                      Germany
Schuster, Pablo D                                        Argentina
Schuuring, Marc                                          The Netherlands
* Schwarzbach, Stephen T                                 United States
Schwenger, Thomas D                                      United States
Schworer, Michael                                        Germany
Scimo, Michael D                                         United States
Scolini, Anthony J                                       United States
Scott, Charlene A                                        South Africa
Scozzafava, Adriana                                      Spain
Scrivner, Douglas G                                      United States
Seah, Chin Siong                                         Singapore
Sedgass, Dana H                                          United States
Sedgwick, D Glenn                                        Australia
Seguin, Pierre-Louis                                     France
Seikel, M Andrew                                         United States
Sekido, Ryoji                                            Japan
Selden, Angela K                                         United States
Sell, Robert Elliott                                     United States
Sellers, Douglas W                                       United States
Selmer, Christian                                        Norway
Semmer, John F                                           United States
Senba, Takayasu                                          Japan
Seong, Nakyang                                           South Korea
Seppala, Ari T                                           Finland
Sepple, John S                                           United States
Seraphim, Ralph Peter                                    Germany
Servant, Jean-Michel Michel                              France
Serve, Jean-Marc E                                       France
Shachoy, N James                                         United States
Shane, Steven R                                          United States
Shatto, David P                                          United States
Shaw Jr, George P                                        United States
Sheibley, Philip B                                       United States
Sheldon, Grant S                                         Australia
Sherman, Leonard                                         United States
Shields, Francis X                                       United States
Shimodoi, Takashi                                        Japan
Shimota, Michael T                                       United States
Shinbo, Hiroshi                                          Japan
Shine, Sean                                              Ireland
Shook, Ellyn Jo                                          United States
Sickles, Todd A                                          United States
Sidarto, Julianto                                        Indonesia
Sieber, Glenn A                                          United States
Siegel, Gary Laurence                                    United States
Sifaoui, Riadh                                           Tunisia
Sikora, James J                                          United States
Silbert, Kenneth S                                       United States
Silen, Markku T                                          Finland
Silva, Afonso                                            Portugal
Silverstone, Yaarit Annette                              South Africa
Simmerman, Stephen Sanders                               United States
Simmonds, Andrew J                                       United Kingdom
* Simoes, Vasco                                          Brazil
Simon, Richard E                                         United States
Simonitsch, Janet M                                      United States
Simons, Catherine M                                      Canada
Simons, Janet A                                          United States
Simons, Theo Jan                                         The Netherlands
Simpson, Peter                                           United Kingdom
Sinensky, Arthur                                         United States
Singleton, Todd W                                        United States
Sinner, Andrea P                                         United States
Sirianukul, Ravi                                         Thailand
Sivo, Michael J                                          United States
Skan, Julian                                             United Kingdom
* Skelly, Thomas J                                       United States
Skiba, Thomas M                                          United States
Skinner, Steven G                                        United States
Skodny, Peter                                            Slovak Republic
Skov, Ole                                                Denmark
Slattery, Ian Daniel                                     Ireland
Smart, Jill B                                            United States
Smertnig, Roland                                         Austria
Smit, Jan-Coen                                           The Netherlands
Smith, David A                                           United States
Smith, Iain S                                            United Kingdom
Smith, Jeffrey R                                         United States
Smith, Nigel                                             United Kingdom
Smith, P Dean                                            Australia
Smith, Richard R                                         United States
Smith, T Baker                                           United States
Smyth, Russell Robert                                    Australia
Smyth-Osbourne, Robin D                                  United Kingdom
Snedden, Doug                                            Australia
Snopkowski, John J                                       United States
Snyder, Stephen C                                        United States
Sobon, Wayne P                                           United States
Socher, Larry M                                          United States
Sokol, Julie A                                           United States
Soles, John H                                            Canada
Solomon, Jon David                                       United States
Solomon, Lawrence F                                      United States
Solomon, Stuart L                                        United States
Sontheimer, Thomas                                       Germany
Soobiah, Sham                                            South Africa
* Sousa, Claudio                                         Brazil
Sovereign, Christine T                                   United States
Spann, Thomas K                                          United States
Sparkes, Julian A                                        United Kingdom
Sparks, M Scott                                          United States
Spaziani Testa, Marco                                    Italy
Spelman, Mark Gerald                                     United Kingdom
Sprows, David G                                          United States
Spurr, Thomas H                                          United States
Squire, David                                            United Kingdom
Squire, Paul M                                           United Kingdom
Staley, Timothy John                                     Australia
Stange, Eric Siegfried                                   United States
Stanley, Craig M                                         United States
Starr, Charles E                                         United States
Starrs, Andrew                                           United Kingdom
Staton, John T                                           United States
Steelberg, Derek A                                       United States
Stefanchik, John M                                       United States
Steiner, Morten B                                        Denmark
Steinman, Dan P                                          United States
Stengel, Andrew B                                        United States
Stephenson, Grant R                                      Australia
Stern, Joel A                                            United States
Sternberg, Marcelo Daniel                                Argentina
Stewart, Ronald Edwin                                    United States
Stilerman, David E                                       Argentina
Stocker, Jeffrey A                                       United States
Stoke, Mark P                                            New Zealand, United Kingdom
Stolar, Glenn A                                          United States
Stolarski, James R                                       United States
Stoll, Ken B                                             United States
Stops, Wendy M                                           Australia
Storm, Gregory L                                         United States
Stout, Jeffrey H                                         United States
Strange, Brian G                                         Australia
Strauss, Terri E                                         United States
Strauss, Willem                                          South Africa
Stromso, Per Erik                                        Norway
Struntz Jr, James P                                      United States
Styve, Michael B                                         United States
Sualdea Martin, Jesus Manuel                             Spain
Suh, Robert                                              United States
Sulaiman, Adedotun                                       Nigeria
Sullivan, Andrew J                                       United States
Sullivan, Michael P                                      United States
Sundean, John A                                          United States
Sunderman, Sheryl K                                      United States
Supron, Gregory J                                        United States
Surroca Martin, Alfredo Pablo                            Spain
Sutcliff, Michael R                                      United States
Svensson, Bente                                          Norway
Swallow, Philip Walter                                   United Kingdom
Swanback, Michelle R                                     United States
Sweeney, Gregg M                                         United States
Sweeney, Michael S                                       United States
Switek III, Michael John                                 United States
Sylvester, Paul Joseph                                   United States
Takeda, Tomokazu                                         Japan
Takeda, Yasumasa                                         Japan
Tamietti, Marcello                                       Italy
Tamura, Seiichi                                          Japan
Tapp, Robin                                              United Kingdom
Tarres, Esther                                           Spain
Tate, Kelly F                                            United States
Tatum, Gregory L                                         United States
Tavares, Joao Antonio                                    Portugal
Tavares, Joao Pedro                                      Portugal
Taveras, Luis Emilio                                     United States
Taylor, J Guy                                            United Kingdom
Taylor, Richard John                                     United Kingdom
Taylor, Roxanne                                          United States
Taylor, Stuart W                                         United Kingdom
Taylor, Vincent                                          United States
Teglia, Dean J                                           United States
Teo, Lay Lim                                             Singapore
Terada, Yoshimasa                                        Japan
Terol, Philippe                                          France
Terry, Thomas F                                          United States
Terzioglu, Atilla                                        United States
Tetley, Allan Lord                                       Canada
Thean, Nam Yew                                           Malaysia
Thien-Ngern, Orapong                                     Thailand
Thiollier, Marc                                          France
Thomas, Gerhard P                                        Germany
Thomas, Glenn J                                          United States
Thomas, J Dil                                            United Kingdom
Thomas, Steven                                           United Kingdom
Thomlinson, David Charles                                United Kingdom
Thomson, Andrea K                                        United States
Thomson, Steve J                                         United Kingdom
Thon, Andreas                                            Germany
Thornton III, Thomas Holman                              United States
Thorson, Gregory A                                       United States
Thorwid, Carl-Peter                                      Sweden
Thuraisingham, Raja                                      Malaysia
Tideman, Douwe Derk                                      The Netherlands
Tielkes, Petra                                           Germany
Tillinger, Mark A                                        United States
Tillman, Matthew A                                       United States
* Tilton, Michael S                                      United States
* Tinkham, Elizabeth A                                   United States
Titens, Stacey                                           United States
Titus, Jerry Robert                                      United States
Titzrath, Barbara H                                      Germany
Todte, Henning                                           Germany
Tokmakian, Ross H                                        United States
Tominaga, Takashi                                        Japan
Toole, Sean David                                        United States
Toomey, Philip M                                         Ireland
Toyoda, Makoto                                           Japan
Trafas, Judy B                                           United States
Trafton, William L                                       United States
Tresarrieu, Hubert                                       France
Trout, Mark C                                            United States
Trowhill, James K                                        United States
Tsai, Jack                                               Taiwan
Tsantes III, George K                                    United States
Tsien, Patricia Y                                        United States
Tsuchida, Yasuhiko                                       Japan
Tucker, Donald E                                         United States
Turner, Brett A                                          Australia
Tuthill, Martha R                                        United States
Ukaji, Tomomi                                            Japan
Ullyatt, Martin Derek                                    United Kingdom
Urakami, Yujiro                                          Japan
Urson, Arnold R                                          South Africa
Usami, Ushio                                             Japan
Usman, Sajid                                             United States
Uzeel, Luc J                                             France
Vacirca, Fabio Pietro                                    Italy
Valerian, Francois                                       France
Vallaster, Mark Alan                                     United States
Valtakari, Risto                                         Finland
van de Meent, Joost                                      The Netherlands
van den Goor, Geert                                      The Netherlands
van den Meiracker, Maud M                                The Netherlands
Van der Biest, Luc                                       Belgium
Van der Ouderaa, Edwin                                   Belgium
van der Spek, Tom                                        The Netherlands
Van Der Ziel, Julienne                                   United States
Van Horn Jr, Thomas F                                    United States
van Rosendaal, Michel A M                                The Netherlands
Vanderslice, Peter                                       United States
Vandevelde, Jean M                                       France
Van't Noordende, Alexander                               The Netherlands
VanWie, Jeffrey G                                        United States
VanWingerden, Robert Douglas                             United States
Varley, Stephen A                                        United Kingdom
Varner, C Clark                                          United States
Vautier, Andrew James                                    United Kingdom
Velders, Hendrik J                                       The Netherlands
Venohr, Bernd                                            Germany
Vercaemer, Jerome                                        France
Verma, Pallavi                                           United States
Vernocchi, Marco                                         Italy
Veron, Eric R                                            France
Vervisch, Rik M                                          Belgium
* Vestri, Gregory L                                      United States
Vicente, Paulo Vilares                                   Portugal
Vickery, John                                            United States
* Vidal, Olivier                                         France
Vidal, Philippe                                          France
Villaume, Philippe                                       France
* Villela, Jose Carlos                                   Brazil
Vinet, Patrice                                           France
* Virani, Aziz                                           United States
Vlasimsky, Stan M                                        United States
Voelker, Bruce D                                         United States
Vogel, Gil J                                             United States
Vogel, L Thomas                                          United States
Volkmann, Curt                                           United States
Von Donop, Toennies-Hilmar                               Germany
von Drehnen, Druvaan B                                   Australia
von Lewinski, Hans Georg                                 Germany
Vranken, Jos I                                           Belgium
Vrouenraets, Marc A J M I                                Denmark
*Vulej, Sergio F                                         Argentina
Wachtel, Ouri                                            France
Wagner, Todd R                                           United States
Wahlstrom, Cathinka E                                    United States
Wakil, Salman                                            Canada
Walker, Jamie D                                          United States
Walker, Patricia H                                       United States
Walker, R Brian                                          Canada
Wallace, John A                                          United Kingdom
Walsh, John F                                            United States
Walters, Gordon                                          United Kingdom
Wang, Bo                                                 United States
Warasila, Peter D                                        United States
Ward, Carl                                               Australia
Ward, Christopher L                                      United States
Ward, Nicholas J                                         United States
Warner, Richard Anthony                                  United Kingdom
* Washington, Henrique L                                 Brazil
Watanabe, Nobuhiko                                       Japan
Watine, Frederic                                         France
Watson, Doug F                                           United States
Way, William G                                           United States
Wearing, Christopher Antony                              United Kingdom
Webster, Barry J                                         United States
Weerasekera, Ruwan Upendra                               United Kingdom
Wehrkamp, Olaf                                           Germany
Weigert, Peter                                           Germany
Weingast, Joshua A                                       United States
Weir, Sean                                               United Kingdom
* Weisel, John T                                         United States
Wells II, Marshall J                                     United States
Wenker, Shari K                                          United States
Were, Hugo Giles                                         United Kingdom
Werthschulte, Stephan                                    Germany
West, Andrew Douglass                                    United Kingdom
Westcott, Kevin Alistair                                 United States
Westlake, Adrian                                         United Kingdom
Wetzer, Michael                                          United States
Wheeler, Richard T                                       United States
Whelan, James F                                          United States
Whisler III, Arnim E                                     United States
White, Duncan McCulloch                                  United States
White, Scott B                                           United States
Whitehouse, Simon John                                   United Kingdom
Whiteing, David John                                     Australia
Wicha-Krause, Baerbel                                    Germany
Wick, Steve D                                            United States
Widmer, Adrian                                           Switzerland
Wiig, Phillip M A                                        Denmark
Wilcox, Stephen A                                        United States
Wildblood, Angus Garvin                                  United Kingdom
Wildeboer, Harry                                         The Netherlands
Wildman, Richard John                                    United Kingdom
Wilkins, David Edward                                    United States
Wilkinson, Greg                                          United Kingdom
Willford, Mark R                                         United States
Williams, Andy M                                         United Kingdom
Williams, Mark C                                         United States
Williams, Phil James                                     United Kingdom
* Willis, Randall L                                      United States
Wilson, Andrew                                           Australia
Wilson, David C                                          United Kingdom
Wilson, David A                                          United States
Wilson, Jon H                                            United States
Wilson, Paul R                                           United Kingdom
Wilson, Todd S                                           United States
Winberg, Ole                                             Denmark
Winston, Richard B                                       United States
Winter, Larry A                                          United States
Wise, Theresa                                            United Kingdom
Wisser, Andreas                                          Germany
Wolak, James Victor                                      United States
Wolf, C David                                            United States
Wolf, Rudiger H                                          United States
Wollan, Robert E                                         United States
Wong, James P                                            Hong Kong
Wong, Vincent Wah Kit                                    Singapore
Wootton, Gilbert D                                       United States
Worley, Andrew W                                         United Kingdom
Wright, Rodney N                                         United States
Wroblewski, Joseph Paul                                  United States
Wu, Garret R                                             United States
Wulf, C Cristian                                         Argentina
* Wylie, Steve                                           United Kingdom
Yacobi, John A                                           United States
Yadgar, Michael Joseph                                   United States
Yalcin, Ahmet                                            Germany
Yazawa, Naoyuki                                          Japan
Yen, Peter H                                             Hong Kong
Yonezawa, Soichi                                         Japan
Yoshida, Masahiro                                        Japan
Yoshimoto, Yasunori                                      Japan
Younger, Mark P                                          United Kingdom
Ytterdal, Idar                                           Norway
Zadeh, Arjang                                            United Kingdom
Zahm, Robert R                                           United States
Zainal Abidin, Noor Azlin                                Malaysia
Zamora Reinoso, Alberto                                  Spain
Zaniker, Jeffrey C                                       United States
Zapater, Ignacio                                         Spain
Zatland, Stephen                                         United Kingdom
Zealley, John Kenelm                                     United Kingdom
Zerbe, John A                                            United States
Ziegler, Marco                                           Germany
Ziirsen, Allan                                           Denmark
Zimmerman, Andrew B                                      United States
Zingg, Jerome Douglass                                   United States
Zunker, GL                                               United States
Zutovsky, Stephen Ross                                   United States
Zwane, Debbie Masithole                                  South Africa
*Zweig, Miguel D                                         Argentina

STICHTINGS
------------------

Stichting Naritaweg I                  The Netherlands (place of organization)

Naritaweg 155
1043 BW Amsterdam
The Netherlands

Stichting Naritaweg II                 The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands

*This Voting Provision Person has transferred the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all or a portion of his or her shares to a charity or an estate-planning vehicle.

(CLASS A COMMON SHARES)

        This Amendment No. 7 amends and supplements the Statement on Schedule 13D, filed on February 14, 2002, as amended and restated by Amendment No. 1 thereto, filed on May 22, 2002, as further amended and restated by Amendment No. 2 thereto, filed on March 5, 2003, as further amended and restated by Amendment No. 3 thereto, filed on July 15, 2003, as further amended and restated by Amendment No. 4 thereto, filed on November 26, 2003, as further amended by Amendment No. 5 thereto, filed on March 29, 2003, and as further amended by Amendment No. 6 thereto, filed on May 19, 2004 (as amended, the “Statement”), with respect to the Class A common shares, par value $0.0000225 per share, of Accenture Ltd. This Amendment No. 7 is being filed principally because certain persons are no longer Voting Provision Persons due to termination of their employment with Accenture due to resignation, retirement or other termination. In connection with therewith, Appendix A, Annex A, Annex B and Annex C to the Statement are being amended and restated to reflect such dispositions and any updates thereto. Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

ITEM 1. SECURITY AND ISSUER

No Amendment.

ITEM 2. IDENTITY AND BACKGROUND

No Amendment.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

No Amendment.

ITEM 4. PURPOSE OF TRANSACTION

No Amendment.

ITEM 5. INTERESTS IN SECURITIES OF THE ISSUER

No Amendment.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

No Amendment.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 17, 2004

                                    By: /s/ DOUGLAS G. SCRIVNER
                                    -------------------------------------
                                    Name: Douglas G. Scrivner
                                    Title: Attorney-in-Fact

ANNEX A

INFORMATION REQUIRED AS TO PROCEEDINGS DESCRIBED IN ITEMS 2(D) AND 2(E)

None.

ANNEX B

ITEM 5(a). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE WITHIN 60 DAYS

An aggregate of 5,767,747 Class A Common Shares are deliverable upon the exercise of share options that are currently exercisable. Within 60 days, share options covering an additional aggregate amount of 10,000 Class A Common Shares will become exercisable, with the underlying shares to be delivered upon the exercise of the relevant share options. Upon exercise or delivery, it is expected that up to 4,864,666 of such shares will be Voting Provision Shares.

ANNEX C

ITEM	5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE CLASS A COMMON SHARES EFFECTED DURING THE PAST 60 DAYS BY THE VOTING PROVISION PERSONS.

The following sales of Class A Common Shares were made by the following Voting Provision Persons through customary brokers’ transactions for cash on the New York Stock Exchange.

Voting Provision Person            Trade Date  Number of Shares  Price per Share

Steve W. Andre                       9/9/2004        2814               $26.37
John Audia                           9/1/2004         196               $26.35
Adrian Bertschinger                 9/22/2004        1338               $26.68
Valentijn Bonger                    8/28/2004        1022               $26.00
Edward L. Browne                    9/15/2004        2003               $26.50
Ramon Colomina                      8/31/2004         335               $26.00
Neil Deville                        9/29/2004         451               $27.04
Fernand Dimidschstein               9/14/2004        1837               $26.80
Oskar Ebbinghaus                     9/3/2004        4412               $26.07
Jason C. Freedman                   9/16/2004        1838               $26.62
Ian David Geddes                    8/23/2004         400               $26.45
Vasathaven Govender                 8/31/2004        4412               $26.11
Phillip E Hazen                      9/2/2004        1060               $26.37
David M Hodgson                     9/27/2004         400               $26.66
Adrian Marcellus                    8/31/2004        1441               $26.00
Chris M Merrill                     10/1/2004        1446               $27.26
Ross A. Meyercord                   8/20/2004        5515               $26.20
Beat R. Monnerat                    9/16/2004        1521               $27.00
Luis Rafael Leite Nunes              9/9/2004        1000               $26.39
John S. Parke                       8/20/2004        2390               $26.20
Alberto Bardaji Pascual              9/7/2004        1838               $25.86
Massimiliano Pian                   10/1/2004        1471               $27.15
James A. Robbins                    9/27/2004        1838               $26.65
Maria Aranzazu A. Sanchez Hernandez 8/25/2004        5515               $26.20

The following purchases of Class A Common Shares was made by the following Voting Provision Persons through customary brokers’ transactions for cash on the New York Stock Exchange. These Class A Common Shares are Non-Voting Provision Shares.

Voting Provision Person    Trade Date     Number of Shares     Price per Share

Mark C. Williams       October 13, 2004          2000                23.41

The following acquisitions of Class A Common Shares were made by the following Voting Provision Persons pursuant to deliveries under existing equity awards granted by Accenture to such Voting Provision Persons on or prior to September 2003. These Class A Common Shares are Voting Provision Shares.

Voting Provision Person               Acquisition Date   Number of Shares

Adler, Greg                                9/3/2004         1377
Aizawa, Toshihiko                          9/3/2004         1647
Alessi, Stephen                            9/3/2004         1872
Allen, Claire                              9/3/2004         2003
Andre, Steve                               9/3/2004         2003
Arcudi, Claudio                            9/3/2004         1170
Arnott, James                              9/3/2004          840
Azagury, Jack                              9/3/2004         1377
Baccelli junior, Ansano                    9/3/2004         1273
Baker, George                              9/3/2004         1872
Bardaji Pascual, Alberto                   9/3/2004         1554
Bas Monerris, Joaquin F.                   9/3/2004         1554
Bertschinger, Adrian                       9/3/2004         1161
Bichet, Stephanie                          9/3/2004         1872
Bolton, Jamie                              9/3/2004         1292
Boubon, Franck                             9/3/2004         1211
Brennan, Scott                             9/3/2004         1872
Broms, James                               9/3/2004         1872
Brouwer, Ad-Jan                            9/3/2004         1535
Browne, Edward                             9/3/2004         2003
Cabanes, Jean                              9/3/2004         1554
Cameron, Todd                              9/3/2004         1377
Cappelli, Alessandro                       9/3/2004         1170
Caroselli, Filippo                         9/3/2004         1516
Casado Gonzalez, Jose Manuel               9/3/2004         1554
Castilla Ortuno, Jorge Carlos              9/3/2004         1115
Celi, John                                 9/3/2004         1554
Chanmugam, Ravi                            9/3/2004         1377
Chaure Bueno, Manuel                       9/3/2004         1554
Chear Wah Lawrence, Goh                    9/3/2004         1239
Chikayasu, Yoshio                          9/3/2004         1647
Chisman, Ricardo                           9/3/2004         1273
Clark, Scot                                9/3/2004         2003
Colle, Serge                               9/3/2004         1554
Coltsmann, John                            9/3/2004         2003
Crump, Christopher                         9/3/2004         1872
Cyrenne, France                            9/3/2004         1156
David, Libor                               9/3/2004         1225
Davies, Owen                               9/3/2004         1872
Davis, Bradley                             9/3/2004         1872
de Lavenne, Eric                           9/3/2004         1211
Decottignies, Eloi                         9/3/2004         1211
Desmond, Andrew                            9/3/2004         1460
Deutsch Menache, Mauricio                  9/3/2004         1115
D'Giacomo, Giovina                         9/3/2004         1423
DiGregorio, Gino                           9/3/2004         1377
Dimidschstein, Fernand                     9/3/2004         1554
Dohnalik, David                            9/3/2004         1872
Duff, Paul                                 9/3/2004         1460
Ebbinghaus, Oskar                          9/3/2004         1184
Farley, Catherine                          9/3/2004         1872
Filby, Clare                               9/3/2004         1514
Flack, Simon                               9/3/2004         1292
Fleming, Henry                             9/3/2004         1872
Freedman, Jason                            9/3/2004         1872
Gallagher, Michael                         9/3/2004         1872
Gay, Jean-Michel                           9/3/2004         1554
Geddes, Ian                                9/3/2004         2003
Gibert Arce, Jordi                         9/3/2004         1554
Gibson, Fiona                              9/3/2004         2003
Goor van den, Geert                        9/3/2004         1535
Gosnell, Thomas                            9/3/2004         1377
Govender, Vasathaven                       9/3/2004         1161
Granger, Jorman                            9/3/2004         1377
Grant, Colin                               9/3/2004         1514
Guzman Arrue, Ines Ramona                  9/3/2004         1211
Harford, Dean                              9/3/2004          991
Harper, Christina                          9/3/2004         1377
Harrison, Rhonda                           9/3/2004         1872
Hennemann, Walter                          9/3/2004         1266
Hill, Rodger                               9/3/2004         2003
Holsman, Richard                           9/3/2004         1872
Hotta, Tetsuya                             9/3/2004         1647
Husseini, Khalid                           9/3/2004         1516
Jaeck, Bernard                             9/3/2004         1211
Jestin, Catherine                          9/3/2004         1554
Johnson, Lisa                              9/3/2004         1377
Johnson, Robert                            9/3/2004         1377
Jusserand, Emmanuel                        9/3/2004         1211
Kamat, Chaitanya                           9/3/2004          688
Kozina, Christopher                        9/3/2004         1872
Kumar S/O ST Nair, Remash                  9/3/2004         1685
Lee, Jae-Han H                             9/3/2004         1460
Leite Inacio Margalhau Nunes, Luis Rafael  9/3/2004         1516
Lichtenstein, John                         9/3/2004         1872
Link, David                                9/3/2004         1211
Long III, John                             9/3/2004         1872
Lucy, Christopher                          9/3/2004         1377
Lundell, Charlotta                         9/3/2004         1573
Maes, Luc                                  9/3/2004         1554
Mallet, Philippe                           9/3/2004         1554
Mantas, Carlos                             9/3/2004         1273
Manuel Goncalves Fernandes, Jose           9/3/2004         1516
Marcellus, Adrian                          9/3/2004         1573
Matsuzaki, Maki                            9/3/2004         1156
Matte, Francois                            9/3/2004         1211
Meent van de, Joost                        9/3/2004         1198
Merrill, Chris                             9/3/2004         1872
Meyercord, Ross                            9/3/2004         1377
Miller, Julie                              9/3/2004         1872
Milward, Alexander                         9/3/2004         2003
Mogensen, Peter                            9/3/2004         1629
Molnar, Paul                               9/3/2004         1377
Morales Sanchez, Carlos                    9/3/2004         1211
Naylor, Sergio                             9/3/2004          798
Nomoto, Yoshihiro                          9/3/2004         1156
Ohzono, Hiroaki                            9/3/2004         1647
Oliveira, Alexandre                        9/3/2004         1377
Olujobi, Segun                             9/3/2004          693
Parbhoo, Harshad                           9/3/2004          840
Parke, John                                9/3/2004         1872
Pato Rodriguez, Abelardo                   9/3/2004         1554
Pennifer, Peter                            9/3/2004         1514
Perez Gasca, Gonzalo                       9/3/2004         1554
Portman, Eric                              9/3/2004         1377
Prett, Penelope                            9/3/2004         1872
Raj, Soneel                                9/3/2004         1377
Rajput, Rajiv                              9/3/2004         1535
Ramirez Fuentes, Maria Angeles             9/3/2004         1554
Rao, Prakash                               9/3/2004         1872
Regan, David                               9/3/2004         1460
Reznik, Gene                               9/3/2004         1377
Rice, Daniel                               9/3/2004         1872
Riedel, Jeffrey                            9/3/2004         1872
Robbins, James                             9/3/2004         1872
Robinson, Timothy                          9/3/2004         2003
Rojas Seguido, Jesus                       9/3/2004         1211
Rovira Rius, Rafael                        9/3/2004         1115
Rowlands, David                            9/3/2004         2003
Russell, Simon                             9/3/2004         1161
Sagoo, Anoop                               9/3/2004         1514
Salera, Marco                              9/3/2004         1516
Samuelsson, Anneli                         9/3/2004         1184
Sanchez Hernandez, Maria Aranzazu          9/3/2004         1554
Sandberg, Tonje                            9/3/2004         1573
Schnabel, Stephanie                        9/3/2004         1377
Schuuring, Marc                            9/3/2004         1535
Scozzafava, Adriana                        9/3/2004         1554
Seong, Nakyang Y                           9/3/2004         1074
Shook, Ellyn                               9/3/2004         1377
Simons, Theo                               9/3/2004         1535
Smith, P.                                  9/3/2004         1872
Spek van der, Tom                          9/3/2004         1198
Squire, Paul                               9/3/2004         1514
Sualdea Martin, Jesus Manuel               9/3/2004         1554
Tamura, Seiichi                            9/3/2004         1156
Thomas, Steven                             9/3/2004         2003
Thomson, Andrea                            9/3/2004         1872
Thornton III, Thomas                       9/3/2004         1872
Tokmakian, Ross                            9/3/2004         1872
Tresarrieu, Hubert                         9/3/2004         1554
Ukaji, Tomomi                              9/3/2004         1647
Urakami, Yujiro                            9/3/2004         1156
Vallaster, Mark                            9/3/2004         1377
Wah Kit Vincent, Wong                      9/3/2004         1239
Ward, Christopher                          9/3/2004         1872
Wells, Marshall                            9/3/2004         1377
Wilkinson, Greg                            9/3/2004         1514
Wilson, David                              9/3/2004         1514
Wolak, James                               9/3/2004         1377
Wolf, David                                9/3/2004         1377
Wroblewski, Joseph                         9/3/2004         1872
Yazawa, Naoyuki                            9/3/2004         1647
Yonezawa, Soichi                           9/3/2004         1156
Zamora Reinoso, Alberto                    9/3/2004         1211
Zingg, Jerome                              9/3/2004         1377

The following acquisitions of Class A Common Shares were made by the following Voting Provision Persons pursuant to exercises of employee option awards granted by Accenture to such Voting Provision Persons on or prior to September 2003. These Class A Common Shares are Voting Provision Shares.

Voting Provision Person           Acquisition Date  Number of Shares  Price per Share

Steve W. Andre                         9/9/2004           910              $15.15
Steve W. Andre                         9/9/2004         1,904              $14.50
Adrian Bertschinger                   9/22/2004         1,838              $14.50
Edward L. Browne                      9/15/2004           701              $15.15
Edward L. Browne                      9/15/2004         1,302              $14.50
Jorge Carlos Castilla Ortuno          8/18/2004         1,489              $14.50
Fernand Dimidschstein                 9/14/2004         1,485              $14.50
Fernand Dimidschstein                 9/14/2004           352              $15.50
Oskar Ebbinghaus                       9/3/2004         4,412              $14.50
Jason C. Freedman                     9/16/2004         1,838              $14.50
Fernando Acevedo Frias                8/18/2004         1,838              $14.50
Vasathaven Govender                   8/31/2004         4,412              $14.50
Adrian Marcellus                      8/31/2004         1,441              $14.50
Ross A. Meyercord                     8/20/2004         5,515              $14.50
John S. Parke                         8/20/2004         2,390              $14.50
Alberto Bardaji Pascual                9/7/2004         1,838              $14.50
Massimiliano Pian                     10/1/2004         1,471              $14.50
Werner Reil                           8/17/2004         4,412              $14.50
James A. Robbins                      9/27/2004         1,838              $14.50
Maria Aranzazu A. Sanchez Hernandez   8/25/2004         5,515              $14.50

Annex C

During the past 60 days, Class A Common Shares held by the following Voting Provision Persons were withheld by Accenture in connection with the delivery of Class A Common Shares under existing equity awards in order to pay taxes due upon the delivery of such awards.

Voting Provision Person    Date of withholding  Number of Shares   Withholding Price

Bolton, Jamie                     9/3/2004             354              $26.07
Boubon, Franck                    9/3/2004             354              $26.07
Brennan, Scott                    9/3/2004             799              $26.07
Broms, James                      9/3/2004             799              $26.07
Brouwer, Ad-Jan                   9/3/2004             623              $26.07
Browne, Edward                    9/3/2004             799              $26.07
Cabanes, Jean                     9/3/2004             799              $26.07
Cameron, Todd                     9/3/2004             623              $26.07
David, Libor                      9/3/2004             670              $26.07
Davies, Owen                      9/3/2004             493              $26.07
Davis, Bradley                    9/3/2004             657              $26.07
de Lavenne, Eric                  9/3/2004             595              $26.07
Decottignies, Eloi                9/3/2004             608              $26.07
Desmond, Andrew                   9/3/2004             553              $26.07
Deutsch Menache, Mauricio         9/3/2004             478              $26.07
D'Giacomo, Giovina                9/3/2004             496              $26.07
DiGregorio, Gino                  9/3/2004             553              $26.07
Dimidschstein, Fernand            9/3/2004             589              $26.07
Dohnalik, David                   9/3/2004             493              $26.07
Duff, Paul                        9/3/2004             496              $26.07
Ebbinghaus, Oskar                 9/3/2004             608              $26.07
Farley, Catherine                 9/3/2004             552              $26.07
Filby, Clare                      9/3/2004             608              $26.07
Flack, Simon                      9/3/2004             407              $26.07
Fleming, Henry                    9/3/2004             444              $26.07
Freedman, Jason                   9/3/2004             496              $26.07
Gallagher, Michael                9/3/2004             444              $26.07
Gay, Jean-Michel                  9/3/2004             365              $26.07
Geddes, Ian                       9/3/2004             622              $26.07
Gibert Arce, Jordi                9/3/2004             595              $26.07
Gibson, Fiona                     9/3/2004             649              $26.07
Goor van den, Geert               9/3/2004             444              $26.07
Gosnell, Thomas                   9/3/2004             603              $26.07
Govender, Vasathaven              9/3/2004             493              $26.07
Granger, Jorman                   9/3/2004             627              $26.07
Grant, Colin                      9/3/2004             434              $26.07
Guzman Arrue, Ines Ramona         9/3/2004             608              $26.07
Harford, Dean                     9/3/2004             447              $26.07
Harper, Christina                 9/3/2004             589              $26.07
Harrison, Rhonda                  9/3/2004             478              $26.07
Hennemann, Walter                 9/3/2004             461              $26.07
Hill, Rodger                      9/3/2004             603              $26.07
Holsman, Richard                  9/3/2004             608              $26.07
Hotta, Tetsuya                    9/3/2004             451              $26.07
Husseini, Khalid                  9/3/2004             581              $26.07
Jaeck, Bernard                    9/3/2004             670              $26.07
Jestin, Catherine                 9/3/2004             670              $26.07
Johnson, Lisa                     9/3/2004             444              $26.07
Johnson, Robert                   9/3/2004             608              $26.07
Jusserand, Emmanuel               9/3/2004             493              $26.07
Kamat, Chaitanya                  9/3/2004             493              $26.07
Kozina, Christopher               9/3/2004             627              $26.07
Kumar S/O ST Nair, Remash         9/3/2004             413              $26.07
Mallet, Philippe                  9/3/2004             156              $26.07
Mantas, Carlos                    9/3/2004             156              $26.07
Manuel Goncalves Fernandes, Jose  9/3/2004             122              $26.07
Marcellus, Adrian                 9/3/2004             122              $26.07
Matsuzaki, Maki                   9/3/2004             156              $26.07
Matte, Francois                   9/3/2004             122              $26.07
Meent van de, Joost               9/3/2004             122              $26.07
Merrill, Chris                    9/3/2004             122              $26.07
Meyercord, Ross                   9/3/2004             156              $26.07
Miller, Julie                     9/3/2004             122              $26.07
Milward, Alexander                9/3/2004             156              $26.07
Molnar, Paul                      9/3/2004             527              $26.07
Morales Sanchez, Carlos           9/3/2004             683              $26.07
Naylor, Sergio                    9/3/2004             683              $26.07
Reznik, Gene                      9/3/2004             311              $26.07
Rice, Daniel                      9/3/2004             465              $26.07
Riedel, Jeffrey                   9/3/2004             465              $26.07
Robbins, James                    9/3/2004             311              $26.07
Robinson, Timothy                 9/3/2004             465              $26.07
Rojas Seguido, Jesus              9/3/2004             584              $26.07
Rovira Rius, Rafael               9/3/2004             417              $26.07
Russell, Simon                    9/3/2004             638              $26.07
Sagoo, Anoop                      9/3/2004             638              $26.07
SALERA, MARCO                     9/3/2004             622              $26.07
Samuelsson, Anneli                9/3/2004             622              $26.07
Sanchez Hernandez, Maria Aranzazu 9/3/2004             607              $26.07
Sandberg, Tonje                   9/3/2004             497              $26.07
Schnabel, Stephanie               9/3/2004             269              $26.07
Schuuring, Marc                   9/3/2004             653              $26.07
Scozzafava, Adriana               9/3/2004             638              $26.07
Seong, Nakyang Y                  9/3/2004             638              $26.07
Shook, Ellyn                      9/3/2004             269              $26.07
Simons, Theo                      9/3/2004             653              $26.07
Smith, P.                         9/3/2004             390              $26.07
Spek van der, Tom                 9/3/2004             622              $26.07
Squire, Paul                      9/3/2004             263              $26.07
Sualdea Martin, Jesus Manuel      9/3/2004             687              $26.07
Tamura, Seiichi                   9/3/2004             913              $26.07
Thomas, Steven                    9/3/2004             687              $26.07
Thomson, Andrea                   9/3/2004             822              $26.07
Thornton III, Thomas              9/3/2004             822              $26.07
Tokmakian, Ross                   9/3/2004             822              $26.07
Tresarrieu, Hubert                9/3/2004             822              $26.07
Ukaji, Tomomi                     9/3/2004             822              $26.07
Urakami, Yujiro                   9/3/2004             621              $26.07
Vallaster, Mark                   9/3/2004             822              $26.07
Wah Kit Vincent, Wong             9/3/2004             822              $26.07
Ward, Christopher                 9/3/2004             621              $26.07
Wells, Marshall                   9/3/2004             822              $26.07
Wilkinson, Greg                   9/3/2004             822              $26.07
Wilson, David                     9/3/2004             621              $26.07
Wolak, James                      9/3/2004             822              $26.07
Wolf, David                       9/3/2004             822              $26.07
Wroblewski, Joseph                9/3/2004             621              $26.07
Yazawa, Naoyuki                   9/3/2004             621              $26.07
Yonezawa, Soichi                  9/3/2004             822              $26.07
Zamora Reinoso, Alberto           9/3/2004             621              $26.07
Zingg, Jerome                     9/3/2004             621              $26.07